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                                                                   EXHIBIT 10.53

                          ACME TELEVISION HOLDINGS, LLC


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               AMENDED AND RESTATED INVESTMENT AND LOAN AGREEMENT

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                         Dated June 17, 1997, as amended
                                 and restated on
                               September 30, 1997


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                          ACME Television Holdings, LLC

                          Investment and Loan Agreement
                         Dated June 17, 1997, as amended
                                 and restated on
                               September __, 1997

                                      INDEX
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SECTION 1.  TERMS OF PURCHASE; PAYMENT TERMS.................................................................2
   1.1      Purchase and Sale................................................................................2
   1.2      Terms of the Debentures..........................................................................3
   1.3      Terms of the Investor Units and the Class B Founder Units........................................5
   1.4      Purchase Right on Additional Securities..........................................................5
   1.5      Put Right........................................................................................6
   1.6      Refinancing......................................................................................8

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................................................8
   2.1      Organization, Existence and Authority............................................................9
   2.2      Authorization....................................................................................9
   2.3      Non-Contravention................................................................................9
   2.4      Ownership.......................................................................................10
   2.5      Subsidiaries....................................................................................10
   2.6      Financial Statements; Projections...............................................................11
   2.7      Acquisition Transactions........................................................................11
   2.8      Licenses, Permits, etc..........................................................................12
   2.9      FCC Licenses....................................................................................12
   2.10     Absence of Undisclosed Liabilities..............................................................13
   2.11     Absence of Certain Developments.................................................................13
   2.12     Accounts Receivable.............................................................................13
   2.13     Title to Properties.............................................................................13
   2.14     Tax Matters. ...................................................................................14
   2.15     Contracts and Commitments.......................................................................15
   2.16     Intellectual Property...........................................................................16
   2.17     Litigation and Compliance with Laws.............................................................16
   2.18     Investment Company..............................................................................17
   2.19     Employee Benefit Programs.......................................................................17
   2.20     Labor Laws......................................................................................18
   2.21     Solvency........................................................................................18
   2.22     Environmental Matters...........................................................................18
   2.23     Information Supplied to Lenders and Investors...................................................19

                                                         (i)
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    2.24     Broker's Fee....................................................................................20
    2.25     Offerees........................................................................................20
    2.26     Anti-Israel Boycott.............................................................................20
    2.27     Transactions with Affiliates....................................................................20
    2.28     Small Business Concern, Etc.....................................................................20

SECTION 3.   CLOSING CONDITIONS OF INVESTORS.................................................................21
    3.1      Opinions of Company Counsel.....................................................................21
    3.2      Authorization...................................................................................22
    3.3      Delivery of Documents...........................................................................22
    3.4      No Violation or Injunction......................................................................24
    3.5      No Litigation...................................................................................24
    3.6      No Adverse Change...............................................................................24
    3.7      Lenders and Investors Approval..................................................................24
    3.8      All Proceedings Satisfactory....................................................................24
    3.9      Satisfactory Due Diligence......................................................................25
    3.10     SBIC Deliveries.................................................................................25
    3.11     Representations and Warranties..................................................................25

SECTION 4.   FINANCIAL AND PRINCIPAL OPERATING COVENANTS.....................................................26
    4.1      Indebtedness....................................................................................26
    4.2      Liens...........................................................................................27
    4.3      Capital Expenditures............................................................................28
    4.4      Revenue and EBITDA Levels.......................................................................29
    4.5      Issuance of Securities..........................................................................29
    4.6      Equity Interest Distributions and Redemptions; Debt Payments....................................29
    4.7      Change of Control...............................................................................30
    4.8      Affiliated Transactions.........................................................................30
    4.9      Sale of Assets and Certain Fundamental Changes..................................................30
    4.10     No Amendments to Organizational Documents or this Agreement.....................................31
    4.11     Restrictions on Other Agreements................................................................31
    4.12     Change in Senior Management.....................................................................31
    4.13     Annual Updates; Number of Members; Use of Proceeds; Regulatory Violation;
             Economic Impact Information Amendment...........................................................31

SECTION 5.   OPERATING AND REPORTING COVENANTS...............................................................33
    5.1      Financial Statements; Minutes...................................................................33
    5.2      Existence, Foreign Qualification and Conduct of Business........................................34
    5.3      Payment of Taxes, Compliance with Laws, Etc.....................................................34
    5.4      Adverse Changes.................................................................................34
    5.5      Insurance.......................................................................................34
    5.6      Maintenance of Properties.......................................................................35

                                                             (ii)
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    5.7      Employee Matters................................................................................35
    5.8      Budget and Strategic Plan.......................................................................35
    5.9      Pending Acquisition Documents, Additional Instruments and Assurance.............................35
    5.10     Management Rights...............................................................................35
    5.11     FCC Licenses....................................................................................36

SECTION 6.   SALES COVENANT AND FCC COOPERATION..............................................................36
    6.1      Sales Covenant..................................................................................36
    6.2      FCC Cooperation.................................................................................38

SECTION 7.   EVENTS OF DEFAULT; REMEDIES.....................................................................40
    7.1      Events of Default...............................................................................40
    7.2      Remedies on Default, Etc........................................................................41

SECTION 8.   REPRESENTATIONS AND WARRANTIES OF THE LENDERS AND THE
             INVESTORS.......................................................................................42
    8.1      Representation of the Lenders and the Investors.................................................42

SECTION 9.   INTERCREDITOR MATTERS...........................................................................43

SECTION 10.  INDEMNIFICATION.................................................................................43

SECTION 11.  DEFINITIONS.....................................................................................45

SECTION 12.  GENERAL.........................................................................................50
    12.1     Amendments, Waivers and Consents................................................................50
    12.2     Survival of Covenants; Assignability of Rights..................................................50
    12.3     Governing Law; Limitation of Litigation; Dispute Resolution.....................................51
    12.4     Section Headings................................................................................52
    12.5     Counterparts....................................................................................52
    12.6     Notices and Demands.............................................................................52
    12.7     Severability....................................................................................54
    12.8     Expenses........................................................................................54
    12.9     Integration.....................................................................................55
    12.10    No Event of Default.............................................................................55


                                                    (iii)
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                              AMENDED AND RESTATED
                          INVESTMENT AND LOAN AGREEMENT


       AGREEMENT made on the 17th day of June, 1997 as amended and restated on September __, 1997 by and among ACME TELEVISION HOLDINGS, LLC, a Delaware limited liability company (the "Company"), Jamie Kellner, individually ("Kellner"), Douglas Gealy, individually ("Gealy"), Thomas Allen, individually ("Allen" and together with Kellner and Gealy, the "Management"), CEA CAPITAL PARTNERS USA, L.P., a Delaware limited partnership ("CEA"), CEA ACME, INC., a Delaware corporation ("CEA INC."), ALTA COMMUNICATIONS VI, L.P., a Delaware limited partnership ("ALTA VI"), ALTA SUBORDINATED DEBT PARTNERS III, L.P., a Delaware limited partnership, ("ALTA SDP"), ALTA-COMM S BY S, LLC, a Delaware limited liability company ("ALTA S BY S"), ALTA ACME, INC., a Delaware corporation ("ALTA INC."), BANCBOSTON VENTURES INC., a Massachusetts corporation ("BancBoston"), TCW SHARED OPPORTUNITY FUND II, L.P. ("TCW Shared Opportunity") and LINC ACME, Corporation ("LINC", and together with CEA INC., ALTA INC., BancBoston and TCW Shared Opportunity, the "Investors"). CEA, ALTA VI, ALTA SDP, ALTA S BY S and TCW LEVERAGED INCOME TRUST, L.P. ("TCW Leveraged Income"), collectively referred to herein as the "Lenders." Unless otherwise expressly stated herein or unless the context otherwise requires, all references to the Company shall include all subsidiaries on a consolidated basis.


                                   WITNESSETH

       WHEREAS, subject to the terms and conditions hereof, (i) the Company has agreed to sell and the Lenders and the Investors have agreed to purchase certain Convertible Debentures (the "Debentures," which term shall also include any securities delivered in exchange or replacement for any of them), (ii) the Company has agreed to sell and the Investors have agreed to purchase certain units of membership interests in the Company (the "Investor Units," which term shall also include any securities delivered in exchange for any of them), and
(iii) the Company has agreed to sell and the Lenders and the Investors have agreed to purchase Class B Founder Units of the Company;

       WHEREAS, the proceeds from the sale and purchase of the Debentures, the Investor Units and the Class B Founder Units being issued on the date hereof and issued from time to time shall be used by the Company to fund the acquisition (the "Station Acquisitions") of the FCC Licenses and all other assets (the "Station Assets") used in the operation of broadcast television stations (the "Stations") located in a number of locations, as approved from time to time by the Lenders and the Investors as set forth in this Agreement, which such Stations are intended to operate as affiliates of The WB Television Network Partners, L.P., dba The WB Television Network (the "WB Network"); and

       WHEREAS, the Lenders and the Investors desire to have the right to purchase additional Debentures and Investor Units in the future to fund any future Station Acquisitions.

       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

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SECTION 1.    TERMS OF PURCHASE; PAYMENT TERMS

       1.1    Purchase and Sale.

              (a) Sale and Purchase; Initial Closing. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Company agrees to issue and sell to CEA, ALTA VI, ALTA SDP and ALTA S BY S (the "Initial Lenders") and CEA INC., ALTA INC. and BancBoston (the "Initial Investors"), and the Initial Lenders and the Initial Investors, respectively, agree to purchase, Debentures, Investor Units and the Class B Founder Units for an aggregate purchase price of $21,000,000. Such purchase and sale shall take place at a closing (the "Initial Closing") to be held at such place, on such date (the "Initial Closing Date"), and at such time and in such manner as shall be mutually agreed upon by the Company, the Initial Lenders and the Initial Investors. At the Initial Closing, the Company will issue the Debentures, the Investor Units and the Class B Founder Units as set forth in Schedule I hereto against delivery to the Company of a certified or bank cashier's check or wire transfer of the purchase price set forth opposite the name of each Initial Lender and Initial Investor on Schedule I hereto (the "Purchase Price"). The Investor Units and the Class B Founder Units issued hereunder or upon conversion of the Debentures, shall be as described in and subject to the terms of the Company's Limited Liability Company Agreement (the "LLC Agreement"), as amended attached hereto as Exhibit A. In addition, contemporaneously with the sale of the Debentures, the Investor Units and the Class B Founder Units hereunder, the Company has agreed to issue and sell certain membership interests of the Company designated as Seller Units to Channel 32 Incorporated, certain membership interests of the Company designated as Management Capital Units and certain membership interests of the Company designated as Management Carry Units to the Management and certain membership interests of the Company designated as Founders Units to certain other persons and entities, in each case as defined in, and in accordance and subject to, the terms of the LLC Agreement.

              (b) Use of Proceeds. The Company agrees to use the full net proceeds from the sale of the Debentures, the Investor Units and the Class B Founder Units issued at the Initial Closing solely to fund the payment of the cash purchase price for the acquisition of Station Assets for broadcast television station KWBP-TV located in Salem, Oregon (the "Oregon Acquisition") and related transaction fees, expenses and working capital. The Company agrees to use the net proceeds from the sale of Debentures, the Investor Units and the Class B Founder Units issued at the Subsequent Closing to fund the payment of the cash purchase price of the Pending Acquisitions and related transaction fees, expenses and working capital.

              (c) Sale and Purchase; Subsequent Closing. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Company agrees to issue and sell to the Lenders and the Investors, and the Lenders and the Investors, respectively, agree to purchase, Debentures, Investor Units and the Class B Founder Units for an aggregate purchase price of $14,371.849. Such purchase and sale shall take place at a closing (the "First Subsequent Closing") to be held at such place, on such date (the "First Subsequent Closing Date"), and at such time and in such manner as shall be mutually agreed upon by the Company, the Lenders and the Investors. At the First Subsequent Closing, the Company will issue the


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Debentures, the Investor Units and Class B Founder Units as set forth in
Schedule II hereto against delivery to the Company of a certified or bank cashier's check or wire transfer of the purchase price set forth opposite the name of each Lender and Investor on Schedule II hereto (the "Purchase Price"). The Investor Units and the Class B Founder Units issued hereunder or upon conversion of the Debentures, shall be as described in and subject to the terms of the Company's Limited Liability Company Agreement (the "LLC Agreement"), as amended attached hereto as Exhibit A.

       1.2 Terms of the Debentures. The Debentures shall be dated the date of issuance, be in the form of Exhibit B hereto, and have the following terms:

              (a) Interest. The Debentures shall bear interest on the unpaid principal amount thereof from the date of issuance thereof at the rate of ten percent (10%) per annum, which interest shall accrue daily and compound annually on December 31st and shall be due and payable on any payment of the Debentures, whether as a result of maturity, prepayment, acceleration or otherwise. For purposes of this Agreement, all interest and amounts that accrue and compound thereon shall be hereinafter referred to as the "Interest."

              (b) Principal Payments. The principal balance of the Debentures, without set-off, deduction or counterclaim, together in each case with all accrued Interest thereon, shall be due and payable in full on June 30, 2008.

              (c) Conversion. The principal amount of, including accrued interest on, the Debentures held by each of the Lenders are convertible in whole into membership interests of the Company designated as Investor Units at the election of such Lender. The Capital Contribution (as such term is defined in the LLC Agreement) attributable to the Investor Units issued upon conversion of the Debentures shall be equal to the principal amount of the Debentures and the holders of such Investor Units shall be entitled to receive any Preferential Capital Distributions (as such term is defined in the LLC Agreement) or other distributions made after the date of their conversion as if they held such Investor Units from the date of the initial issuance of their Debentures; provided, however, that the aggregate Preferential Capital Distributions payable on such Investor Units for the period through the date of conversion shall not exceed the principal amount of the Debentures plus all accrued but unpaid interest thereon at the per annum rate of nine percent (9%), compounded annually, less any interest actually paid on the Debentures prior to conversion. Upon conversion of the Debentures in accordance with this subsection (c), the Debentures shall be cancelled and the Company shall have no further obligation in respect thereof. Upon the delivery of the Debentures to the Company, marked cancelled, the Lenders shall be deemed to be members of the Company holding their respective Investor Units. The Company shall take all other action that the Lenders request to evidence and effectuate the Lenders becoming members of the Company holding Investor Units. The Company has authorized and has reserved and covenants to continue to reserve, a sufficient number of Investor Units for issuance upon conversion of the Debentures.

              (d) Payments on the Debentures. All payments of principal of and accrued Interest on the Debentures shall be made by the Company in lawful money of the United States of America in immediately available funds not later than 12:00 p.m., Boston time, on the date


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such payment is due, or, if such date is not a Business Day, then on the next succeeding Business Day, at the address of the Lenders stated in Schedule I hereto or, at such other addresses of which the Company shall have received written notice or, at the Company's or any Lender's election, by crediting such Lender's account at a bank designated by such Lender in writing to the Company.

              (e) Prepayment. The outstanding principal amount of the Debentures may be prepaid, in whole or in part, together with all accrued and unpaid interest thereon at the option of the Company or as provided in Section 1.6 hereof; provided, however, that in connection with any prepayment of the Debentures and notwithstanding anything in this Agreement to the contrary, the holders of Investor Units shall be entitled to redeem a portion of their Investor Units which together with any Debentures held by them and being prepaid is comparable to the portion of the Debentures being prepaid.

              (f) Stay, Extension and Usury Laws. For so long as any of the Debentures remain outstanding, the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Agreement; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Lenders, but will suffer and permit the execution of every such power as though no such law has been enacted.

       Notwithstanding anything herein or in the Debentures which may be to the contrary, in no event, contingency, or circumstances whatsoever shall the interest or any amount deemed to be interest payable by the Company hereunder with respect to the Debentures exceed the maximum amount permitted by applicable law and, to the extent that any payments in excess of such permitted amount are finally determined to have been received by the Lenders, such excess shall be considered payments in respect of the principal of the Debentures and, if the principal of the Debentures has been paid in full, shall be refunded to the Company. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the Debentures shall, to the extent permitted by law, be amortized, prorated, allocated, and spread throughout the entire term of the Debentures.

       1.3 Terms of the Investor Units and the Class B Founder Units. The Investor Units and the Class B Founder Units to be issued pursuant to this Agreement shall be issued in accordance with and subject to the terms of the LLC Agreement.

       1.4 Purchase Right on Additional Securities.

              (a) The Company agrees that it will not sell or issue any membership interests in the Company ("Membership Interests"), or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for Membership Interests, or options, warrants or rights carrying any rights to purchase Membership Interests ("Additional Securities"), other than Senior Debt or High-Yield Debt permitted under Section 4.1 hereof, Management Carry


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Units, the Seller Units and the Founder Units (as those terms are defined in the
LLC Agreement) issued in accordance with the terms of this Agreement, unless the issuance of such Additional Securities has been authorized under Section 4.5 hereof. In order to sell any Additional Securities, the Company shall first submit a written offer (the "Sales Offer") to each of the Lenders and Investors and the holders of Management Capital Units and Founder Units identifying the terms of the proposed sale (including cash price, number or aggregate principal amount of securities and all other material terms) and offers each of them the opportunity to purchase its pro rata share of the Additional Securities, which shall be determined based upon their relative Non-Carry Distribution Percentages (as defined in the LLC Agreement and determined on an as converted basis, the "Pro Rata Share") and subject to increase for over-allotment ratably among the participating parties if any party does not fully exercise its rights hereunder. The Sales Offer shall specify the total principal amount of capital which the Company intends to raise, the Station Acquisition to be funded with such capital, the capital expenditures or other matters to be financed with such capital, the proposed closing date for such financing (each a "Subsequent Closing"), any exceptions contemplated to a bring-down of the representations, warranties and covenants set forth in this Agreement after giving effect to consummation of such Station Acquisition, and five year projections for such Pending Acquisition (as such term is defined in Section 2.2 hereof) as well as five year projections and a balance sheet for the Company on a pro forma basis which shall be based upon the Company's then current financial condition and the then current projections which have been delivered to, and accepted by, the Lenders and the Investors after giving effect to such Pending Acquisition and any related financing ("Pending Acquisition Pro Formas"). The Lenders, the Investors and the holders of Management Capital Units and Founder Units shall have a period of 30 days from receipt of the Sales Offer during which the Company's offer shall remain open and irrevocable. Any Additional Securities so offered which are not purchased pursuant to such Sales Offer may be sold to a third party on terms and conditions, including price, not more favorable to the third party than those set forth in such Sales Offer at any time within 90 days following the date of such offer, but may not be sold to any other person or after such 90- day period without renewed compliance with this Section 1.4.

              (b) Notwithstanding anything in Section 1.4(a) or elsewhere in this Agreement, until the Lenders and the Investors shall have purchased Debentures and/or Investor Units with an aggregate purchase price equal to $53,333,334, (i) the Additional Securities offered to the Lenders and the Investors shall be Debentures and Investor Units having the same terms as the Debentures and Investor Units issued at the Initial Closing, with the Lenders and the Investors having the right to purchase Debentures or Investor Units, at their option, (ii) the holders of Management Capital Units and Founder Units shall not have the right to receive a Sales Offer or to purchase any Additional Securities hereunder, (iii) the obligation of the Lenders and the Investors to purchase Debentures and Investor Units with respect to any Sales Offer they have accepted shall be conditioned upon the fulfillment of the conditions set forth in Section 1.4(c), and (iv) if the Lenders and the Investors holding a majority in interest of the Debentures and Investor Units (determined on an as converted basis) accept any Sales Offer and any of the other Lenders and/or Investors do not purchase their Future Financing Percentage (as set forth in Schedule III hereto) of the Additional Securities, the accepting Lenders and Investors have a right of over-allotment and, to the extent such Additional Securities are not fully subscribed for by the accepting Lenders and/or Investors, such Lenders and Investors shall have the right to


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designate third party institutional investors to whom such Additional Securities may be sold. The third party designated to purchase such Additional Securities shall be subject to the consent of a majority in Capital Contributions of the holders of Management Capital Units and Founder Units, which consent shall not be unreasonably withheld.

              (c) The purchase of any Additional Securities by the Lenders and by the Investors is subject to the fulfillment of the following conditions on or before such purchase: (a) the Company shall have furnished to the Lenders and the Investors the Sales Offer; (b) the Company shall have delivered to the Lenders and the Investors the agreements, documents and instruments required to be delivered pursuant to Section 3.3(b); (c) the Company shall have complied with all of the conditions set forth in Sections 3.1, 3.2 and 3.4 through 3.9,
3.10 and 3.11; (d) the Company shall have executed and delivered to the Lenders and the Investors any Additional Securities purchased at such Subsequent Closing; and (e) the full net proceeds from the sale of Additional Securities shall be used solely for the purposes set forth in the Sales Offer, including the acquisition of Stations, and such purposes shall have been authorized in accordance with the terms of this Agreement.

Each of the Lenders and the Investors, respectively, may assign or Transfer (as defined in the LLC Agreement) its rights under this Section 1.4 to any Affiliate of such Lender or Investor which thereupon shall be deemed a "Lender" or an "Investor" hereunder, as the case may be.

        1.5 Put Right.

              (a) Exercise of Put. The Company irrevocably grants to the Lenders and the Investors the right (the "Put Option") to require the Company to purchase all of the Debentures, Class B Founder Units and/or Investor Units then held by any such Lender or Investor. The Put Option may be exercised (i) by holders of a majority in interest of the Class B Founder Units, Debentures and the Investor Units (determined on an as converted basis) with respect to all of the Debentures, Class B Founder Units and Investor Units, at any time after the occurrence of a Sales Event (as defined in the LLC Agreement) or any other sale of the Company or all or substantially all of the assets of the Company or (ii) by a majority in interest of the Lenders with respect to the Debentures held by the Lenders, within three (3) months of the maturity date for the Debentures. The exercising parties (the "Put Parties") shall deliver a written notice of exercise (the "Put Notice") to the Company, which shall include their proposal as to the Put Price (as defined below).

              (b) Determination of Put Price. The cash consideration to be paid to the Put Parties upon exercise of the Put Option (the "Put Price") shall be an amount equal to the aggregate amount the Put Parties would have received on account of their Debentures and/or Investor Units (treating all Debentures on an as converted basis) upon a hypothetical liquidation of the Company following a sale of all or substantially all of the assets of the Company for an aggregate cash sale price equal to the Net Equity Value of the Company.

       "Net Equity Value" of the Company shall mean the greater of (a) the fair market value of the Company as determined below (whether in connection with a Sale Transaction (as defined below), by agreement of the parties or pursuant to appraisal) and (b) if the Put Option occurs or


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results in connection with a recapitalization, refinancing or similar transaction with respect to the Company, the aggregate value ascribed to the Company in such transaction. In connection with a Put Option occurring or resulting in connection with a sale or transfer to a third party of all or substantially all of the membership interests or assets of the Company or a merger or consolidation of the Company with or into another Person (a "Sale Transaction"), the Net Equity Value of the Company shall be an amount in cash equal to the aggregate consideration paid or payable (taking into account an appropriate discount factor for any deferred consideration) to the Company, its senior executives and the holders of outstanding membership interests in the Company as consideration for such membership interests or assets, regardless of how such consideration is paid. In the event that the Put Option does not occur or result in connection with a Sale Transaction, for a period of fifteen (15) days following delivery of the Put Notice, the Put Parties and the Company shall in good faith seek to reach agreement as to the fair market value of the Company. If the Put Parties and the Company reach such agreement, such fair market value shall be the fair market value of the Company for purposes of this
Section 1.5. If the Put Parties and the Company are unable to reach agreement within such 15-day period, the fair market value of the Company shall be determined by an appraisal process and the Company and the Put Parties shall, within three (3) Business Days after the expiration of such 15-day period, each select an independent, non-affiliated investment banking firm of recognized national standing or a brokerage firm having not less than five (5) years of experience in the television broadcasting industry (each an "Independent Appraiser"). Within twenty (20) days after selection, each Independent Appraiser shall prepare and deliver to the Company, the Lenders and the Investors an appraisal of the fair market value of the Company in accordance with the terms set forth below and, in the absence of manifest error or fraud and so long as the lower appraisal is no less than 90% of the higher appraisal, the two appraisals shall be averaged and the result shall be the fair market value of the Company. If the lower appraisal is less than 90% of the higher appraisal, the two Independent Appraisers shall, within three (3) Business Days thereafter, choose a third Independent Appraiser who shall deliver its own appraisal of the fair market value of the Company within twenty (20) days thereafter. The two appraisals that are closest in value shall then be averaged and the result shall, in the absence of manifest error or fraud, be the fair market value of the Company (unless the third appraisal is equal to the average of the first two appraisals, in which case it shall be the fair market value of the Company). All appraisals hereunder will appraise the fair market value of the Company (i) as a going concern and without regard to the lack of marketability or illiquidity of the Company's securities or other considerations relating to the nonpublic status of the Company's securities, (ii) on the basis of what a willing buyer, with recourse to any necessary financing, would pay to a willing seller who is under no compunction to sell, (iii) assuming a form of transaction which will maximize such value and (iv) taking into account the current and anticipated developments in the regulatory environment. All costs of any appraisals shall be borne by the Company. If the Company fails to meet its obligations under this
Section 1.5 by the date of the Put Closing, the Put Parties shall continue to have all of the rights and benefits of this Agreement until the Net Equity Value has been determined and their Debentures and Investor Units have been repurchased in full.

              (c) Closings After Exercise of Put Option. The closing of the purchase and sale of any Debentures and/or Investor Units following exercise of the Put Option (the "Put Closing") shall take place at 10:00 A.M. (Boston time) on the earlier of (i) a date mutually agreed by the Company and the Put Parties and (ii) the 120th day (or if such date is not a Business Day, on the next succeeding Business Day) following receipt by the Company of the Put Notice, at the offices of Alta Communications, Inc., as agent for the Put Parties.

At the Put Closing, each Put Party shall deliver to the Company its Debentures and/or Investor Units with duly executed stock powers or other appropriate instruments of assignment attached, and the Company shall deliver to each Put Party in cash or by wire transfer of clearing house funds the purchase price for the Debentures and/or Investor Units, plus interest thereon at the rate of ten percent (10%) per annum from the date of the Put Notice.

       1.6 Refinancing. In the event that by June 30, 1998, the Company has not completed any Station Acquisitions other than the Oregon Acquisition and/or does not have applications pending before the FCC regarding the acquisition of three
(3) or more television broadcast stations, Lenders and the Investors holding a majority in interest of the Debentures and the Investor Units shall have the right to require the Company to promptly secure Bank Debt or High-Yield Debt (as such terms are defined in Section 4.1 hereof) in an amount sufficient to prepay fifty percent (50%) of the Debentures and redeem fifty percent (50%) of the Investor Units, the Seller Units, the Management Capital Units and the Founder Units and to effect such prepayment and redemption.


SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       In order to induce the Lenders and the Investors to enter into the Agreement, the Company hereby agrees with the Lenders and the Investors and represents and warrants to the Lenders and the Investors, as of June 30, 1997, after giving effect to the Oregon Acquisition and the transactions contemplated hereby and in the LLC Agreement as effected on June 30, 1997, that:

       2.1 Organization, Existence and Authority. The Company has been duly formed and is validly existing as a limited liability company in good standing under the laws of Delaware. The Company is qualified to do business in each jurisdiction in which such qualification is required and the failure to so qualify would have a material adverse effect on the financial condition or results of operations of the Company. The Company has all requisite organizational power and authority to conduct its business as presently conducted and to enter into, execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments and agreements executed in connection herewith. A true and complete copy of the Company's Certificate of Formation (the "Certificate"), as amended to date, certified by the Secretary of State of Delaware, and of the LLC Agreement, as amended to date, certified by the Company's Secretary have previously been delivered to the Lenders and the Investors, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate or the LLC Agreement, or, in any material respect, of any term of any agreement, instrument, judgment, decree, order, statute, any rule or government regulation applicable to the Company or to which the Company is a party, which would, in any individual instance, or in any series of related instances, have a material adverse effect on the Company.

       2.2 Authorization. This Agreement and all documents and instruments executed by the Company pursuant hereto, including the Debentures and the Investor Units, are valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditor's rights or general principles of equity. The execution, delivery and performance of this Agreement and all documents and instruments contemplated hereby, the issuance and delivery of the Debentures and the issuance of, the Investor Units, the Seller Units, the Management Capital Units, the Management Carry Units, the Founders Units and any securities issuable upon conversion thereof have been duly authorized by all necessary corporate action of the Company. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other person or entity is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement or the issuance, delivery, payment, redemption or conversion of the Debentures or of the Investor Units in accordance with the terms of this Agreement, or the performance or consummation of the Oregon Acquisition, except for such as shall be obtained or made prior to and effective as of the applicable closing of such acquisition.

       2.3 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other agreements executed pursuant hereto and the consummation of the transactions contemplated hereby including without limitation the issuance and delivery of the Debentures and the Investor Units, do not and will not: (a) conflict with or result in any default under any material contract, obligation or commitment of the Company or any provision of the Certificate, the LLC Agreement, or corporate restriction applicable to it;
(b) result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company; or (c) violate any instrument, agreement, judgment, decree or order, or any statute, rule or regulation of any federal, state or local government or agency, applicable to the Company or to which the Company is a party.

       2.4 Ownership. Schedule 2.4 sets forth the capitalization of the Company, including all equity and debt interests and warrants, options or other rights to purchase or acquire, or which are convertible into, the same, (i) immediately after giving effect to the contribution of the assets required pursuant to the Oregon Acquisition, and (ii) immediately after the execution and delivery of the LLC Agreement in the form attached hereto as Exhibit A and the execution of this Agreement, the agreements related hereto and contemplated hereby and the performance of the transactions contemplated hereby and thereby. To the Company's knowledge, all such ownership interests of the respective members are owned, of record and beneficially, by the applicable owner free and clear of any adverse claims, liens, encumbrances or other restrictions other than as specifically provided herein or in the documents contemplated hereby or in the LLC Agreement. Except as set forth in the LLC Agreement, the Company has not issued any warrants, options or other rights to purchase or acquire any of, or any securities convertible into, or options to acquire securities convertible into, any membership interest in the Company or any capital stock or any other equity interest of the Company's members, and, except as provided in the LLC Agreement and in this Agreement, the Company does not have any obligations to repurchase or redeem any of its outstanding membership interests.

       2.5 Subsidiaries. Except as provided in Schedule 2.5, the Company does not own or have, nor has it previously owned or had, any direct or indirect interest in, control over or loan or advance to, any Person, corporation, partnership, joint venture or other entity of any kind. Each of the subsidiaries of the Company on Schedule 2.5, is a duly organized, validly existing limited liability company in good standing under the laws of the state in which such subsidiary was formed and is duly qualified to do business as a foreign limited liability company and in good standing in each jurisdiction in which the failure to be so qualified could have a material adverse effect on the Company. Each subsidiary on Schedule 2.5 has full organizational power and authority to own or lease its properties and to conduct their businesses as currently conducted. All of the ownership interests in the subsidiaries are owned beneficially and of record by the Company and/or a wholly-owned subsidiary of the Company, free of any Liens and said ownership interests have been duly and validly issued and are outstanding, fully paid and non-assessable. The copies of the organizational documents of the subsidiaries set forth on Schedule 2.5, as amended to date, which have been furnished to counsel for the Lenders and the Investors prior to the date hereof are complete and correct, and no amendments thereto are pending. None of the subsidiaries are in violation of any term of their respective organizational documents. There are no outstanding warrants, options or other rights to purchase or acquire any ownership interests in any of the Company's subsidiaries, or any outstanding securities convertible into such interests or outstanding warrants, options or other rights to acquire any such convertible securities.

       2.6 Financial Statements; Projections. The Company has heretofore furnished to the Lenders and the Investors statements of operation and the related balance sheets for the fiscal year ended December 31, 1996, for Channel 32 Incorporated, the previous owner of the assets acquired pursuant to the Oregon Acquisition, and Management's five year projections for the Company, a copy of each of which is attached hereto as Schedule 2.6. Nothing has come to the attention of the Management of the Company since such dates which would indicate that the financial statements for Channel 32 Incorporated were not true and correct in all material respects as of the date thereof. The projections for Pending Acquisitions and the Pending Acquisition Pro Formas provided pursuant to
Section 5.1 shall be true and correct when delivered. The projections included in Schedule 2.6 hereto and any Pending Acquisition Pro Formas subsequently provided pursuant to Section 5.1 represent and/or shall represent the Company's good faith estimates of the Company's future performance based upon assumptions which are set forth therein and which the Company in good faith believes were reasonable when made and continue to believe to be reasonable and the Company makes no other representations in respect of such projections.

       2.7 Acquisition Transactions.

              (a) The Company represents and warrants that the Oregon Acquisition has been consummated in accordance with the terms of the Asset Purchase Agreement attached as Exhibit D-1. The Company represents and warrants that the copies of the Asset Purchase Agreement and the Management Agreement in connection with the Oregon Acquisition, as attached hereto as Exhibit D-1, are true, complete, in full force and effect without amendment, modification or waiver (except as previously disclosed to the Investors and the Lenders in writing), have not been breached by any of the parties thereto or amended or superseded and are valid, binding and enforceable obligations of the respective parties thereto.

              (b) Attached hereto as Exhibit D-2 are all of the letters of intent, purchase and sale agreements, time brokerage, local marketing and programming agreements, escrow agreements, deposit agreements and all such other material agreements to which the Company is a party and which are currently in effect with respect to any proposed Station Acquisitions by the Company. The Company represents and warrants that neither the Company nor any of its Affiliates have any other agreements, arrangements or understandings, whether written or oral, regarding acquisitions of television stations (or any deposits, rights of first refusal or understandings with respect thereto), other than the acquisitions evidenced by the documents attached as Exhibit D-2, this Agreement and the LLC Agreement.

              (c) All agreements, instruments, schedules and exhibits relating to any Station Acquisition which is scheduled to close concurrently with any Subsequent Closing (each, a "Pending Acquisition") ("Pending Acquisition Documents") delivered to the Lenders and the Investors pursuant to Section 5.9(a) shall be, when delivered, in full force and effect without amendment, modification or waiver, shall be valid, binding and enforceable obligations of the parties thereunder and shall not have been breached by any of the parties thereto or otherwise amended or superseded.

       2.8 Licenses, Permits, etc. The Company holds all authorizations, approvals, orders, certificates, franchises, permits and licenses (including, without limitation, all FCC Licenses) to conduct its business as presently conducted or necessary to permit the Company to own its properties and to conduct its business as presently conducted and which the failure to so hold could have a material adverse effect (collectively, "Licenses") and to enter into, execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments and agreements executed in connection therewith. Schedule 2.8 correctly sets forth all the Licenses (including the FCC Licenses) which are held by the Company, and correctly sets forth the issuer and termination date of each License. To the Company's knowledge, each License was duly and validly issued by the issuer thereof pursuant to procedures which complied with all requirements of applicable law. The Company is in compliance in all material respects with the terms of each License. No rights of the Company under any License conflict with the valid rights of others, except for such conflicts which could not reasonably be expected to have a material adverse effect. To the Company's knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any License or any applicable regulatory approvals, which revocation or termination could have a material adverse effect.

       2.9 FCC Licenses. The Company holds, free and clear of all Liens, all FCC Licenses required for and/or used in the ownership and operation of the television station which is the subject of the Oregon Acquisition (the "Station") as presently operated, including, without limitation, all commercial broadcast station and auxiliary licenses, permits, authorizations and other certificates required by the FCC rules, regulations and policies (the "FCC Rules") and the Communications Act of 1934, 47 U.S.C. Section 151 et. seq., as amended (the "Communications Act") (collectively, the "FCC Licenses"). The FCC has granted an initial order, subject to an appeal period, approving the Oregon Acquisition. The FCC Licenses are and after giving effect to the Oregon Acquisition will be valid and in full force and effect, unimpaired by any act, omission or condition which could have a material adverse effect (other than the fact that the FCC approval for the Oregon Acquisition is not yet final and non-appealable). The Company has timely filed all applications for renewal or extension of all FCC Licenses, and all such applications have been granted without the imposition of any material adverse conditions. Except for actions or proceedings affecting the broadcasting industry generally and except as disclosed on Schedule 2.9, no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, orders to show cause, complaint or proceeding is pending or, to the Company's knowledge, threatened before the FCC or any other Governmental Authority with respect to the Company or the Station or seeking to revoke, cancel, suspend or modify any of the material FCC Licenses held by the Company or any subsidiary. Except as otherwise expressly contemplated by this Agreement, no prior FCC consent is required in connection with the execution, delivery and performance of this Agreement and the agreements and instruments contemplated hereby or in connection with any Subsequent Closing. Except as set forth in Schedule 2.9 hereto, the Company does not have any knowledge of any fact that is likely to result in the denial of an application for renewal, or the revocation, material adverse modification, nonrenewal or suspension of any of the FCC Licenses, or the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Station. Each of the Company and the Station is in compliance in all material respects with the terms of the FCC Licenses and all applicable filing and operating requirements of 47 C.F.R. Part 73 and all other applicable FCC Rules and the Communications Act.

       2.10 Absence of Undisclosed Liabilities. Except as and to the extent disclosed in the most recent financial statements delivered to the Lenders and the Investors under this Agreement or any Schedule thereto, the Company does not have any material liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof and required to be disclosed in a balance sheet prepared in accordance with general accepted accounting principles ("GAAP") and the Company has no other material contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof which are not specifically disclosed elsewhere in this Agreement or the Schedules hereto.

       2.11 Absence of Certain Developments. Since the date of the Company's formation and except as disclosed in Schedule 2.11, there has been: (a) no material adverse change in the condition or reasonably foreseeable prospects (financial or otherwise) of the Company or in the assets, liabilities, properties or business of the Company or to the best knowledge of the Company, the WB Network; (b) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any ownership interest in the Company; (c) no waiver of any valuable right of the Company or cancellation of any material debt or claim held by the Company; (d) no material loan by the Company to any officer, director, employee or shareholder of the Company, or any agreement or commitment therefor;
(e) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, agent or shareholder of the Company (other than salary increases in the ordinary course of business consistent with past practice); (f) no material loss, destruction or damage to any property of the Company, whether or not insured; (g) no labor trouble involving the Company and no material change in the senior management or other key personnel of the

Company, or the terms and conditions of their employment, and (h) except as contemplated by this Agreement, no acquisition or disposition of any assets (or any contract or arrangement therefor), time brokerage or local marketing agreement or any other material transaction by the Company outside the ordinary course of business.

       2.12 Accounts Receivable. Except as disclosed elsewhere in this Agreement or the Schedules hereto, to the best knowledge of the Company, all of the accounts receivable of the Company represent bona fide completed sales made in the ordinary course of business are valid and enforceable claims subject to no set-off or counterclaim and collectible in the ordinary course and are subject to the reserves set forth in the Financial Statements with respect thereto are appropriate under GAAP. The Company has no accounts receivable from any of its members of its Board of Advisors, officers, employees or members.

       2.13 Title to Properties. Except as disclosed in Schedule 2.13, the Company has good and marketable title to all of its properties and assets, free and clear of any Liens, and such properties and assets constitute all of the assets necessary for the conduct of the Company's business as presently conducted. All owned and leased real estate of the Company is listed on Schedule
2.13. A true and complete copy of each real property lease to which the Company is a party has been delivered to the Lenders and the Investors, and each such lease is in full force and effect. No material default or event of default on the part of the Company exists under any such lease, and the Company has not received any written notice of default under any such lease or any indication in writing that the owner of the leased property intends to terminate such lease. The Company is not in violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, except for such violations which could not have a material adverse effect, nor has it received any written notice of violation with which it has not complied. All real property occupied pursuant to leases, and all tangible personal property owned or leased by the Company and required for the purpose of carrying on its business and operations as currently conducted are in good operating condition and repair, ordinary wear and tear excepted, and no material portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

       2.14   Tax Matters.  Except as set forth in Schedule 2.14 hereto:

              (a) The Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll-related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof, except for Taxes being contested by the Company in good faith by appropriate proceedings and for which an appropriate reserve has been established under GAAP. All Taxes and other assessments and levies which the Company is required to withhold or collect have been withheld and collected and have been paid over to the proper Governmental Authorities. The Company has, in accordance with applicable law, timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company shall take all actions which are necessary or appropriate to ensure that the Company meets all requirements of the Internal Revenue Code of 1986, as amended (the "Code"), the treasury regulations promulgated thereunder and currently applicable rulings and revenue procedures of the Internal Revenue Service (the "IRS"), as the same may be modified or amended in the future, to assure that the Company will be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation, and the Company shall refrain from taking any action that would cause the Company to be classified other than as a partnership for federal income tax purposes.

              (b) Neither the IRS nor any other Governmental Authority is now asserting or, to the knowledge of the Company, has threatened to assert against the Company any deficiency or claim for additional Taxes. No written claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes, except Liens for Taxes not yet due and payable. The Company has never entered into a closing agreement pursuant to Section 7121 of the Code. The Company is not and never has been a "personal holding company" as defined under Section 541 of the Code. Except as set forth on Schedule 2.14, there has not been any audit of any tax return filed by the Company, no such audit is in progress, and the Company has not been notified in writing by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes. The Company is not now and has never been a member of an affiliated group filing a consolidated federal income tax return. The Company does not have any liability for the Taxes of any person or entity.

              (c) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

       2.15 Contracts and Commitments. Except as set forth in this Agreement (including the Schedules hereto) and the LLC Agreement, neither the Company nor any member of Management is a party to any contract, obligation, commitment or understanding relating to the business of the Company or the acquisition, operation, management or disposition of Station Assets: (a) which involves a potential commitment or payment in excess of $50,000 or which is otherwise material and not entered into in the ordinary course of business; (b) with the WB Network, any of its Affiliates, any of the Company's officers or key employees or persons or organizations related to or Affiliated with any such persons; (c) which relates to the acquisition or disposition of, or the provision of programming or network affiliation for, any television stations;
(d) which relates to the provision of investment banking or brokerage services; or (e) which relates to the purchase, redemption, transfer or voting of its membership interests, and copies of all such agreements have been delivered or made available to the Lenders, the Investors and their counsel (all such contracts and commitments are collectively referred to as the "Material Agreements"). Except as set forth on Schedule 2.15, the Company does not have any outstanding Indebtedness. Other than termination or expiration in the ordinary course of business, the Company does not know of any basis for the termination, expiration or modification of any of the Material Agreements within one year from the date hereof nor has it received any notice thereof, which termination, expiration or modification would not be at the Company's option, as the case may be. Neither the Company nor any member of Management is in default in any material respect under any Material Agreement, and to the best knowledge of the Company there is no state of facts which upon notice or lapse of time or both would constitute such a default. Neither the Company nor any member of Management is a party to any contract or arrangement which under circumstances reasonably foreseeable is reasonably likely to have a material adverse effect on, or prove to be unduly burdensome to, the Company. The Company does not have any liability for renegotiation of any government contracts or subcontracts.

       2.16 Intellectual Property. Except with respect to syndication and programming agreements, set forth in Schedule 2.16 hereto is a list and brief description of all material patents, patent rights, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names and copyrights owned by or registered in the name of the Company, or of which the Company is a licensor or licensee or in which the Company has any right. The Company owns free and clear of claims or rights of any other person, or possesses licenses to use, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, programming processes and software, algorithms, formulae, trade secrets and know how (collectively, "Intellectual Property") necessary to the conduct of its business as presently conducted. The Company has no knowledge of any infringement by any other person of any rights of the Company under any Intellectual Property. No claim is pending or, to the knowledge of the Company, threatened against the Company nor has the Company received any notice from any third parties to the effect that any Intellectual Property owned or licensed by the Company, or which the Company otherwise has the right to use, or the operation, products or services of the Company, infringe upon or conflict with the asserted rights of any other person under any Intellectual Property, and, to the knowledge of the Company, there is no basis for any such claim (whether or not pending or threatened). All licenses or other agreements listed in Schedule 2.16 are in full force and effect and neither the Company nor, to the knowledge of the Company, any other party thereto is in material default thereunder.

       2.17 Litigation and Compliance with Laws.

              (a) There is no investigation, action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the best knowledge of the Company threatened against the Company or key employee of the Company, which calls or has a possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or by any of the other agreements and transactions contemplated hereby; nor to the best knowledge of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation should reasonably be anticipated to be instituted and have a material adverse effect on the Company or the business prospects of the Company.

              (b) The Company is and at all times during its existence has been in material compliance with all laws and governmental rules and regulations, domestic or foreign and all export control or similar laws or regulations (including without limitation, those relating to copyright, including the Copyright Act of 1976, 17 U.S.C.
Section 101 et seq.), except where non-compliance therewith, in any individual instance or any series of related instances, would not have a material adverse effect on the Company. The Company is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, demand or assessment to which the Company or its assets are subject or by which the Company is bound and which has been issued by any court or any federal, state, municipal or other governmental or self-regulatory agency, organization, board, commission, bureau, instrumentality or department, domestic or foreign, of competent jurisdiction, relating to any aspect of the business, prospects, affairs, properties or assets of the Company. The Company has not been charged or threatened with, nor, to the best knowledge of the Company, has it been under investigation with respect to, any material violation of material federal, foreign, state, municipal or other law or any administrative rule or regulation, domestic or foreign in any matter directly relating to or affecting the business, prospects, affairs, properties or assets of the Company.

       2.18 Investment Company. The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"), and will not be an "investment company" under the 1940 Act after giving effect to the Oregon Acquisition, including the use of proceeds from the sale of the Debentures and Investor Units on the date hereof.

       2.19 Employee Benefit Programs. Except as set forth on Schedule 2.19 hereto, the Company does not maintain and has not in the past maintained any Employee Program (as defined herein). For purposes of this Section 2.19, "Employee Program" means (a) all employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (a) above. An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries). The Company has not maintained any employee benefit plan to which more than one employer contributes pursuant to one or more collective bargaining agreements. Schedule 2.19 sets forth a list of every Pension Plan (as hereinafter defined) that has been maintained by the Company at any time during the twelve-month period ending on the Initial Closing Date and on and as of any Subsequent Closing Date. After giving effect to the Oregon Acquisition, the Company has not incurred (a) any material accumulated funding deficiency within the meaning of ERISA, or (b) any material liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA) in connection with any Pension Plan established or maintained by it. After giving effect to the Oregon Acquisition, the Company has not had any tax assessed against it by the IRS for any alleged violation under Section 4975 of the Internal Revenue Code. The

Company does not have any unfunded liability under a Pension Plan or a contingent liability for withdrawal from a multi-employer Pension Plan except as disclosed in the financial statements. "Pension Plan" shall mean an employee benefit plan or other plan maintained for the employees of the Company as described in Section 4021(a) of ERISA.

       2.20 Labor Laws. Schedule 2.20 sets forth the names of the individual employees employed by the Company who are subject to written or oral contracts of employment. The Company is not (i) subject to any collective bargaining agreement or other labor agreement, or (ii) delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 2.20, upon termination of the employment of any of said employees, the Company will not be obligated to provide advance notice of termination of employment or be liable to any of said employees for so-called "severance pay." The Company
(i) is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours, (ii) there are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company, and (iii) no union has demanded or requested to represent or, to the best knowledge of the Company, is currently attempting to represent, any of the Company's employees.

       2.21 Solvency. The Company has not to the best knowledge of the Company:
(a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally. The Company believes that it (a) will be able to pay its debts as they come due in the usual course of business and will have adequate capital to conduct its business; and (b) will have total assets greater than its total liabilities (total assets for this purpose being determined on the basis of the "fair saleable value" thereof). For purposes of this Section 2.21, the "fair saleable value" of assets means the gross amount (without deduction for costs of sale, taxes or other payments) of money that might be expected to be realized, as of the valuation date, from an interested purchaser in a not theoretical market aware of all relevant information and a seller, equally informed, who is interested in disposing of the entire operation as a going-concern, neither party being under a compulsion to act.

       2.22 Environmental Matters.

              (a) Except as disclosed on Schedule 2.22, and except for individual instances or any series of related instances which would not have a material adverse effect on the assets, business prospects, or financial condition of the Company: (i) to the best knowledge of the Company, the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined in Section 2.22(c) below) in violation of any Environmental Law, nor has the Company contracted with any party for the generation, transportation, use, storage, treatment, disposal or management of any Hazardous Waste in violation of any Environmental Law; (ii) to the best knowledge of the Company, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located or which contain or contained any asbestos or asbestos-containing material, any polychlorinated byphenyls ("PCBs") or equipment containing PCBs, or any urea formaldehyde foam insulation; and (iii) the Company, the operations of its businesses, and any real property owned, operated, leased, or used by the Company, and any facilities and operations of the Company thereon, are presently in compliance in all material respects with all applicable Environmental Laws and any and all orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any orders or directives with respect to any clean-up or remediation of any release or threat of release of any Hazardous Material.

              (b) With respect to the Oregon Acquisition, the Company has provided to the Lenders and the Investors copies of all material documents, records, and information reasonably available to the Company concerning any environmental or health and safety matter relevant to the Station, whether generated by the Station, or others, including, without limitation, environmental or health and safety audits, environmental or health and safety risk assessments, site assessments, documentation regarding off-site treatment, storage or disposal of Hazardous Materials, spill control plans, discharge monitoring reports, hazardous waste manifests, community right-to-know filings, insurance policies, and reports, correspondence, permits, licenses, approvals, consents, registrations and other authorizations related to or filed with environmental or health and safety matters issued by or filed with any Governmental Authority with respect to such matters.

              (c) For purposes of this Section 2.22, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, asbestos, polychlorinated byphenyls, urea formaldehyde, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law;
(iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level existing as of the date hereof or previously enforced; and
(iv) the "Company" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law including, but not limited to, lessees.

       2.23 Information Supplied to Lenders and Investors. Neither this Agreement, nor the Schedules referenced herein, nor any certificate or written statement furnished to the Lenders and the Investors by or on behalf of the Company pursuant to the terms hereof, when taken together, contain any untrue statement of a material fact, and none of this Agreement, the Schedules or such other documents, omits to state a material fact necessary in order to make the statements contained therein not misleading. To the Company's knowledge, there is no material fact directly relating to its business, operations or condition of the Company (other than facts which relate to general economic or industry wide conditions) that materially adversely affects or, to the best of the Company's knowledge, in the future in the reasonable business judgment of the

Company (so far as it may now foresee based upon material facts of which it is now aware) is reasonably likely to materially adversely affect the same that has not been set forth in this Agreement or in the Schedules hereto.

       2.24 Broker's Fee. Except as set forth on Schedule 2.24 hereto, the Company has not incurred or become liable for any brokerage commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement. The Company agrees to indemnify Lenders and the Investors against any claims against the Lenders or the Investors for brokerage fees or commissions payable to any broker or finder retained by or on behalf of the Company in connection with the financing contemplated by this Agreement and to pay all expenses incurred by the Lenders and the Investors in connection with the defense of any action brought to collect any brokerage fees or commissions by any such broker or finder.

       2.25 Offerees. Neither of the Company nor Management or anyone acting on their behalf has in the past sold, offered for sale or solicited offers to buy any securities of the Company so as to bring the offer, issuance or sale of the securities issued to the Lenders and the Investors, within the provisions of
Section 5 of the Securities Act, unless such offer, issuance or sale was within the exemptions of Section 4 thereof. The Company has complied with all applicable Federal and state securities laws, including blue-sky laws, in connection with the offer, solicitation of offers and sales of its securities.

       2.26 Anti-Israel Boycott. Neither of the Company nor any Affiliate thereof has participated in, or is participating in, an anti-Israeli boycott within the scope of Chapter 7 of Part 2 of Division 4 of Title 2 of the California Government Code as in effect from time to time.

       2.27 Transactions with Affiliates. Except as set forth in Schedule 2.27, neither the Company nor any officer, employee, manager or director of the Company or any of their respective spouses or family members or any of their Affiliates, owns, directly or indirectly, on an individual or joint basis, any material interest or serves as an officer, director, partner, or in another similar capacity of, any competitor of the Company, any organization which has a contract or arrangement with the Company, including the WB Network or Warner Brothers, a division of Time Warner Entertainment Company, L.P. ("WB") or any of the Lenders or the Investors. Except as set forth in Schedule 2.27, the Company is not a party to any transactions with, nor has the Company made any payments or distributions to or for the benefit of, any officer or key employee of the Company or persons or entities controlling, controlled by, under common control with or otherwise Affiliated with the Company or any of the Lenders or the Investors.

       2.28 Small Business Concern, Etc.

              (a) The Company, together with its "affiliates" (as that term is defined in 13 C.F.R. Section 121.103), is a "smaller business" within the meaning of SBIC Regulations, including 13 C.F.R. Section 107.710. The information regarding the Company and its affiliates set forth in SBA Forms 480 and 652 and Section A of SBA Form 1031 delivered prior to the Initial Closing Date is accurate and complete. Neither the Company nor any subsidiary of the Company presently engages in, or shall hereafter engage in, any activities, nor shall the Company or any subsidiary of the Company use the proceeds of the sale of the Class B Founder Units, Debentures and Investor Units hereunder directly or indirectly for any purpose for which an SBIC is prohibited from providing funds by the SBIC Regulations (including, without limitation, 13 C.F.R. Section 107.720).

              (b) As of the date hereof, the primary business activity of the Company is (i) as set forth in the LLC Agreement and (ii) classified under Standard Industrial Classification Code number 4833 (Television Broadcasting Stations).

              (c) For all purposes of this Agreement, the following terms shall have the following meanings:

                     (i) "SBA" means the United States Small Business Administration, and any successor agency performing the functions thereof;

                     (ii) "SBIC" means a Small Business Investment Company licensed by the SBA under the SBIC Act;

                     (iii) "SBIC Act" means the Small Business Investment Act of 1958, as amended; and

                     (iv) "SBIC Regulations" means the SBIC Act and the regulations issued by the SBA thereunder, codified at Title 13 of the Code of Federal Regulations ("13 C.F.R."), Parts 107 and 121.


SECTION 3.    CLOSING CONDITIONS OF INVESTORS

       The Lenders' and the Investor's obligation to purchase and pay for the Debentures and the Investor Units, whether with respect to the purchase to be consummated at the Initial Closing or at Subsequent Closings, shall be subject to compliance by the Company with the following conditions:

       3.1 Opinions of Company Counsel. The Lenders and the Investors shall have received from counsel for the Company, Dickstein Shapiro Morin & Oshinsky L.L.P. its favorable opinion, dated as of the date of the Initial Closing or the Subsequent Closings, as the case may be, substantially in the form attached hereto as Exhibit E-1 and a FCC regulatory opinion substantially in the form attached hereto as Exhibit E-2.

       3.2 Authorization. The Company shall have duly adopted resolutions in form reasonably satisfactory to the Lenders and the Investors authorizing it to consummate the transactions contemplated hereby in accordance with the terms hereof, including, without limitation, the issuance of the Debentures, the issuance of the Investor Units, and upon conversion of the Debentures and the Investor Units, the securities resulting from such conversion, the Station Acquisition to be consummated with the Initial Closing or the Subsequent Closing, as the case may be, and the Lenders and the Investors shall have received duly executed certificate(s) of an authorized officer of the Company setting forth a copy of such resolutions and such other matters as may be requested by the Lenders and the Investors.

       3.3    Delivery of Documents.

              (a) Concurrently with the Initial Closing of the transactions contemplated hereby, the Company shall have executed and delivered to the Lenders and the Investors (or shall have caused to be executed and delivered to the Lenders and the Investors, by the appropriate Persons), the following:

                     (i) The Debentures;

                     (ii) Certified copies of resolutions of the Company authorizing the execution and delivery of this Agreement, the Debentures and the other transfers, agreements, documents and instruments contemplated hereby, including the Oregon Acquisition;

                     (iii) A copy of the Company's Certificate, as amended, certified as of a recent date by the Secretary of State of Delaware and a copy of the Company's LLC Agreement, as amended;

                     (iv) The Registration Rights Agreement in the form attached hereto as Exhibit F;

                     (v) A copy certified by an officer of the Company of any affiliation agreement to which the Company is a party with the WB Network relating to the Oregon Acquisition and dated prior to or as of the date of the Initial Closing;

                     (vi) Employment Agreements executed by the Company and each of Messrs. Allen and Gealy and a Consulting Agreement executed by the Company and Mr. Kellner, satisfactory in form and substance to the Lenders and the Investors; and

                     (vii) Such other supporting documents and certificates as the Initial Lenders and the Initial Investors may reasonably request and as may be required pursuant to this Agreement.

              (b) Concurrently with any Subsequent Closing, the Company shall have executed and delivered to the Lenders and the Investors (or shall have caused to be executed and delivered to the Lenders and the Investors, by the appropriate Persons), the following:

                     (i) The Additional Securities to be issued in connection therewith;

                     (ii) Certified copies of the Company authorizing the issuance and sale of the Additional Securities and other transactions, agreements, documents and instruments contemplated in connection with the sale of Additional Securities, including any Pending Acquisitions;

                     (iii) A copy of the Company's Certificate, as amended, certified as of no more than five (5) Business Days prior to the date of the Subsequent Closing by the Secretary of State of Delaware and a copy of the Company's LLC Agreement, as amended;

                     (iv) A copy certified by an officer of the Company of any affiliation agreement to which the Company is a party with the WB Network relating to the Pending Acquisition dated prior to or as of the date of the Subsequent Closing;

                     (v) A Certificate in substantially the form of Exhibit C hereto, dated as of the date of such Subsequent Closing, stating that each of the representations and warranties, covenants and agreements of the Company and Management made hereunder on the date hereof remain in full force and effect after giving effect to (i) the Oregon Acquisition,
       (ii) the Pending Acquisition scheduled to be consummated concurrently with the Subsequent Closing and (iii) any other Station Acquisition consummated after the Initial Closing but prior to the relevant Subsequent Closing; provided that, whenever any such representation and warranty, covenant or agreement refers to (i) the "Oregon Acquisition" it shall be deemed to refer to the "Pending Acquisition" and give effect to the Oregon Acquisition, the Pending Acquisition scheduled to be consummated concurrently with the Subsequent Closing and to any other Station Acquisition by the Company consummated after the Initial Closing but prior to the relevant Subsequent Closing; and (ii) the stations, the assets, property or business of the Company it shall be deemed to refer to the television broadcast station, the assets, the property and the business which is the subject of the Pending Acquisition scheduled to be consummated concurrently with the Subsequent Closing and to any other Stations acquired after the Initial Closing but prior to the relevant Subsequent Closing; and

                     (vi) Such other supporting documents and certificates as the Lenders and the Investors may reasonably request, and as may be required pursuant to this Agreement.

       3.4 No Violation or Injunction. After giving effect to the Oregon Acquisition and to any Pending Acquisitions, the consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation applicable to the Company, shall not be subject to any injunction, stay or restraining order and shall not require any filings, approvals or consents which shall not have previously been made or obtained.

       3.5 No Litigation. After giving effect to the Oregon Acquisition and to any Pending Acquisitions, no litigation, suit, action, claim or investigation shall be pending, or threatened, which might impair or prevent the performance of the Company hereunder or the transactions contemplated herein or which may have a material adverse effect on the Company.

       3.6 No Adverse Change. After giving effect to the Oregon Acquisition and to any Pending Acquisitions, no condition or state of events shall exist which has resulted in, or could reasonably be expected to result in, a material adverse effect on the conditions and prospects (financial or otherwise) of the Company or the WB Network or on the properties, assets, liabilities, business or operations of the Company, whether or not in the ordinary course of business.

       3.7 Lenders and Investors Approval. The terms and conditions of any financing obtained by the Company (including any High Yield Debt or Bank Debt financing) or securities issued in connection with any Pending Acquisition and the terms and conditions of such Pending Acquisition, including, without limitation, the Pending Acquisition Pro Formas which shall reflect the most recent projections previously delivered to and accepted by the Lenders and the Investors as revised solely to reflect the results of operations, financial condition and related financing of the relevant Pending Acquisition and appropriately revised EBITDA and Revenue levels for the Company, shall have been approved by Lenders and the Investors holding a majority in interest of the Debentures and Investor Units (determined on an as converted basis). The provisions of this Section 3.7 shall not be deemed to require additional approval by the Lenders and the Investors other than approval required pursuant to other sections of this Agreement and to the LLC Agreement for (i) issuances of Additional Securities to the Lenders or the Investors or a party designated by any of them, pursuant to Section 1.4 hereof or (ii) Indebtedness for money borrowed for unaffiliated institutional lenders incurred for the purpose of enabling the Company to satisfy its obligations pursuant to Section 1.6, provided that the terms thereof are commercially reasonable.

       3.8 All Proceedings Satisfactory. All corporate and other proceedings taken by the Company prior to or at the Initial Closing or any Subsequent Closings in connection with the transactions contemplated by this Agreement, and all documents and instruments related thereto, or in connection with any Pending Acquisition, shall be reasonably satisfactory in form and substance to the Lenders and the Investors, and the Lenders and the Investors shall receive such copies thereof and other materials (certified, if requested) as they may reasonably request in connection therewith. The issuance and sale of the Debentures and the Investor Units to the Lenders and the Investors shall be made in conformity with all applicable state and federal securities laws. Unless waived by the Consenting Holders, the Company shall have received all consents from the FCC and any other appropriate Governmental Authority necessary to consummate the Oregon Acquisition and any Pending Acquisition, without any adverse conditions to such consents, including the transfer of all FCC Licenses necessary to operate the broadcast television stations to be acquired by the Company and the period for seeking reconsideration, review or appeal of such FCC consents shall have expired and no such reconsideration, review or appeal shall have been sought by any party, and the FCC shall have not reconsidered such FCC consent on its own motion. After giving effect to each Pending Acquisition, all renewal applications relating to the FCC Licenses shall have been timely and properly filed, no renewal proceedings shall be pending or threatened which may result in the revocation, cancellation, suspension or modification of, or the refusal to renew, any such FCC Licenses, and no petitions to deny any pending renewal application, informal objections, or any other protests to the grant of any such renewal application, or any competing applications shall be pending.

       3.9 Satisfactory Due Diligence. With respect to the Oregon Acquisition at the Initial Closing and any Pending Acquisition being consummated in connection with a Subsequent Closing, the Lenders and the Investors shall have completed their legal and business due diligence review of such Station Acquisition and shall have been satisfied with the results of such review and such Station Acquisition shall have been consummated on the terms approved by the Lenders and the Investors.

       3.10 SBIC Deliveries. The Company shall have delivered to the Investors:

              (a) Duly completed and executed SBA Forms 480 and 652 and Part A of SBA Form 1031.

              (b) If not delivered prior to the Initial Closing, a business plan showing the Company's financial projections for a five-year period from the Initial Closing.

              (c) A written statement from the Company regarding its intended use of the proceeds of the sale of the Class B Founder Units, Debentures and the Investor Units.

              (d) A list, after giving effect to the Initial Closing, of (a) the name of each member of the Company's Board of Advisors, (b) the name and title of each of the Company's Officers, and (c) the name of each of the Company's Members (as such term is defined in the LLC Agreement), setting forth the number and class of Membership Interests held.

       3.11 Representations and Warranties. The representations and warranties contained in this Agreement including but not limited to the representations and warranties made in Section 2 and the representations and warranties given in the Certificate delivered pursuant to Section 3.3(b)(v) hereof (which shall have all the force and effect of the representations and warranties given under Section 2 hereof), shall be true and correct in all material respects with the same force and effect as though such representation and warranties had been made on and as of the date of the Initial Closing after giving effect to the Oregon Acquisition and, with respect to a Subsequent Closing, after giving effect to any Pending Acquisitions consummated after the Initial Closing and as though made on and as of the date of such Subsequent Closing; each of the conditions hereafter specified in this Section 3 shall have been satisfied in all material respects; there shall be no Event of Default or any event or condition which, after notice or lapse of time or both, would constitute an Event of Default. The Company acknowledges that, subject to any exceptions approved by the Lenders and the Investors at the time of any Subsequent Closing, the Company will be required to make the representations and warranties made in Section 2 on and as of the date of each Subsequent Closing after giving effect to (i) the Oregon Acquisition,
(ii) the Pending Acquisition scheduled to be consummated concurrently with the Subsequent Closing and (iii) any other Station Acquisition consummated after the Initial Closing but prior to the relevant Subsequent Closing.


SECTION 4.    FINANCIAL AND PRINCIPAL OPERATING COVENANTS

       The Company (which term shall be deemed to include, for purposes of this Section 4, any majority owned subsidiary or subsidiaries controlled by the Company) shall comply with the following covenants, from the date hereof and for so long as the Lenders and the Investors hold Debentures and Investor Units representing at least (i) thirty-five percent (35%) (determined on the basis of principal amount and/or Capital Contributions) of the Debentures and Investor Units issued at the Initial Closing and the First Subsequent Closing and (ii) aggregate Non-Carry Distribution Percentages (as defined in the LLC Agreement) equal to or greater than fifty and one-tenth percent (50.1%) (all determined on an as converted basis). Compliance with any of the following covenants may be waived, amended or modified by the prior written consent of the holders of 60% in interest of the Debentures and the Investor Units held by the Investors and Lenders (determined on an as converted basis) (the "Consenting Holders") or such higher percentage as indicated.

       4.1 Indebtedness. Except as set forth below, the Company will not directly or indirectly, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness or liability, except as follows:

              (a) Indebtedness of the Company under the Debentures and any other Indebtedness owed by the Company to the Lenders and the Investors;

              (b) Indebtedness or other liabilities of the Company on account of incidentals or services furnished to the Company (including accountants' and attorneys' fees) in an aggregate amount which does not exceed Five Thousand Dollars ($5,000) at any one time outstanding;

              (c) Indebtedness of any Subsidiary for money borrowed not in excess of $500,000 or in an aggregate amount in excess of $1,250,000, provided, however, that the foregoing limitations shall be increased by $500,000 and $1,250,000, respectively, upon the consummation of each Pending Acquisition;

              (d) Indebtedness of any Subsidiary as described in Schedule 4.1(b) ("Permitted Indebtedness"); provided that the same shall not be amended or modified without the prior written consent of the majority Lenders and the Investors;

              (e) Indebtedness of any Subsidiary with respect to trade obligations (including trade payables) and other normal accruals, including Taxes, assessments and other governmental charges, arising in the ordinary course of business and not yet due and payable, or which are being contested in good faith by appropriate proceedings, and then only to the extent the amount thereof has been set aside on the Company's books;

              (f) Indebtedness of any Subsidiary incurred for purchase money obligations and Capital Leases, so long as: (i) the pertinent assets are acquired for use in the ordinary course of the Company's business; (ii) the Indebtedness secured thereby does not exceed the fair market value of such assets or the purchase price thereof if such assets are acquired directly from the manufacturer or an authorized dealer thereof; and (iii) such Indebtedness is incurred in compliance with Section 4.4;

              (g) Indebtedness of any Subsidiary in respect of guarantees to a third party, to the extent that any such guarantee secures Indebtedness of a Subsidiary which is specifically permitted to be incurred or to remain outstanding under the provisions of this Section 4.1;

              (h) Indebtedness of any Subsidiary to such commercial lenders, in such principal amounts and on such commercially reasonable terms and conditions as are consented to by the Consenting Holders in their sole discretion, the proceeds of which are used to finance a Pending Acquisition or Pending Acquisitions or for working capital purposes relating thereto or as contemplated by Section 1.6 (the "Bank Debt"); and

              (i) Unsecured, high-yield debt of any Subsidiary placed by an investment bank or banks in a Rule 144A private placement or public offering in such principal amounts and on such commercially reasonable terms and conditions as are consented to by the Consenting Holders in their sole discretion, and the proceeds of which are used substantially to finance a Pending Acquisition or Pending Acquisitions or as contemplated by Section 1.6 (the "High-Yield Debt").

       4.2 Liens. The Company will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets (including any leasehold interests in property used by the Company) or ownership interests now or hereafter owned, other than:

              (a) Liens securing the payment of taxes and other government charges, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Company shall have set aside on its books adequate reserves to the extent required by generally accepted accounting principles and provided that, in any event, payment of any such tax, assessment, charge, levy or claim shall be made before any of the Company's property shall be seized and sold in satisfaction thereof;

              (b) Liens securing Indebtedness permitted under Sections 4.1(c), 4.1(d), 4.1(f) and 4.1(h) above;

              (c) Deposits under worker's compensation, unemployment insurance and social security laws;

              (d) Restrictions, easements, and minor irregularities in title which do not and will not materially interfere with the occupation, use and enjoyment of the properties of the Company in the normal course of business as presently conducted or materially impair the value of such assets for the purpose of such business;

              (e) Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' Liens and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

              (f) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of indebtedness), leases (to the extent permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

              (g) Judgment and other similar Liens arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; and

              (h) Liens against the fee interest in real property leased by the Company which are securing obligations of the owner of such property.

       4.3 Capital Expenditures. For each of the calendar years set forth below, the Company will not make or incur any Capital Expenditures (as defined below) in excess of the amounts indicated for such year as set forth below; provided that any unused portion of these amounts for a given year may be carried over to the following year so as to increase the amount of Capital Expenditures that can be made in such later year without invoking the supermajority vote otherwise required by this subparagraph. The term "Capital Expenditures" shall mean any payments that are made or liabilities that are incurred by the Company for the lease, purchase, improvement, construction or use of any Property, the value or cost of which under GAAP is required to be capitalized and appears on the Company's balance sheet in the category of property, plant or equipment, without regard to the manner in which such payments or the instruments pursuant to which they are made are characterized by the Company or any Person, and shall include, without limitation, payments for or liabilities incurred with respect to the installment purchase of Property and payments under Capital Leases. A Capital Expenditure shall be deemed to be made as of the time the Property which is the subject thereof is put in to service by the Company.

                     Year         Capital Expenditures
                     ----         --------------------
                     1997           $12,000,000
                     1998           $ 5,000,000
                     1999           $ 1,250,000
                     2000           $ 1,250,000
                     2001           $ 1,250,000

       4.4 Revenue and EBITDA Levels. For each of the calendar years set forth below, the Company shall have had both Revenue and EBITDA for such year that equals or exceeds the Revenue and EBITDA amounts indicated for such year as set forth below, which levels shall be increased from time to time in connection with each of the Pending Acquisitions solely to reflect the increases in Revenue and EBITDA levels resulting from such Pending Acquisition as set forth in Pending Acquisition Pro Formas delivered to and approved by the Consenting Holders prior to the consummation of such Pending Acquisition:

                     Year         Revenue              EBITDA
                     ----         -------              ------
                     1998         $35,635,000          $ 8,745,000
                     1999         $45,229,000          $13,306,000
                     2000         $58,127,000          $25,276,000
                     2001         $67,343,000          $33,318,000

       4.5 Issuance of Securities. Except as set forth in the LLC Agreement, the Company will not authorize or issue, or obligate itself to issue, any equity, convertible or debt securities or any securities issued pursuant to an initial public offering (or any options, warrants or other rights to purchase or acquire any of such equity, convertible or debt securities) or take any other actions inconsistent with the permanent capital structure contemplated by this Agreement and the LLC Agreement without the prior written consent of the Consenting Holders and, in the case of the issuance of any Additional Securities, compliance with Section 1.4 hereof.

       4.6 Equity Interest Distributions and Redemptions; Debt Payments. Except as set forth in this Agreement or the LLC Agreement, the Company will not, directly or indirectly, declare, order, pay or make any (a) payment or declaration of any dividend (whether in cash, membership interests, capital stock or any other property) on any Equity Interest (as defined below) of the Company or any other distribution on account of any class of membership interests or capital stock; (b) redemption, purchase or other acquisition for consideration by the Company, directly or indirectly, of any Equity Interest;
(c) payments of principal or interest in respect of any indebtedness that is subordinated to the Debentures, other than ordinary trade debts and expenses incurred in the ordinary course of business; or (d) payments or accrue any obligations to any member of Management or other Affiliate (including any management fees), except employment compensation and other payments incident to employment and payments and/or obligations to Affiliates disclosed in Schedule
4.6. Any redemption, purchase or other acquisition by the Company of any Equity Interest shall be made in compliance with all laws, including but not limited to Federal and state securities laws and the SBIC Act and SBIC Regulations. "Equity Interest" shall mean capital stock or membership interests and warrants or options to purchase stock or membership interests.

       4.7 Change of Control. No event or events shall occur which either (a) require the Company to file with the FCC a transfer application on Form 315 in accordance with the Communications Act, and the rules and polices of the FCC, or
(b) change any of the initial members of the Board of Advisors of the Company or the persons entitled to appoint a majority of the members of the Board of Advisors.

       4.8 Affiliated Transactions. Except as otherwise permitted under this Agreement, the Company will not engage in any transactions with, or make any payments or distributions to or for the benefit of, the WB Network, any officer or key employee of the Company or the WB Network or persons or entities controlling, controlled by, under common control with or otherwise Affiliated with the Company or the WB Network, provided, however, that the Company may (i) issue Membership Interests or execute an employment, consulting or noncompetition agreement with Ted Koplar in connection with the Station KPLR, Channel 11, St. Louis, Missouri; (ii) enter into affiliation agreements with the WB Network so long as such transactions are conducted on an arm's-length basis, are on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and are approved by a majority in interest of the Lenders and the Investors after full disclosure of the terms thereof; and
(iii) purchase programming from WB or an Affiliated entity so long as such transactions are conducted on an arm's-length basis, are on terms and conditions no less favorable to the Company than could be obtained from nonrelated persons and are disclosed to the Lenders and the Investors.

       4.9 Sale of Assets and Certain Fundamental Changes. The Company will not:
(a) purchase or otherwise acquire or sell, transfer, lease or otherwise dispose of any FCC Licenses, Stations, or any other broadcast properties or other assets at a price in excess of $2,000,000, other than in the ordinary course of business; (b) sell, transfer, lease or otherwise dispose of (whether in one transaction or a series of related transactions) all or any substantial portion of its assets or accounts receivable, whether with or without recourse; (c) authorize or permit the bankruptcy, reorganization, liquidation, dissolution or winding up of the Company; (d) consolidate or merge with, or otherwise acquire, in one or a series of transactions, all or any substantial portion of the assets or ownership interests in any Person, except for mergers among its wholly-owned subsidiaries; (e) make any advance, loan, extension of credit or capital contribution to, or purchase any securities of or any assets constituting a business unit or make any other investment in, any Person, except for Capital Expenditures as and to the extent specifically permitted hereunder; (f) engage in any material business or transaction except those relating to the operation and management of television stations; or (g) enter into any agreement that (i) would substantially change the nature of the broadcasting operations of any station acquired pursuant to any Pending Acquisition as a national network affiliate, (ii) pursuant to which any station acquired pursuant to any Pending Acquisition would broadcast a home shopping, foreign language or similarly specialized audience service during substantial portions of time, or (iii) would make available substantial portions of the broadcast time on any station acquired pursuant to a Pending Acquisition to third parties to program pursuant to a time brokerage, local management, joint sales or similar type of programming agreement.

       4.10 No Amendments to Organizational Documents or this Agreement. The Company will not make any amendment or modification to, or waiver of any of the terms of, the Certificate or the LLC Agreement or this Agreement, without the prior written consent of each of the Lenders and the Investors.

       4.11 Restrictions on Other Agreements. The Company will not enter into any agreement with any party which: (a) restricts the payments due the holders of the Debentures or Investor Units; or (b) otherwise conflicts with or impairs any of the rights or privileges granted to the Lenders and the Investors hereunder or under the agreements, documents and instruments contemplated hereby and thereby.

       4.12 Change in Senior Management. Each member of Management shall continue to hold his same management position, shall continue to be employed by the Company and the members of Management shall collectively continue to hold a majority of the Management Carry Units, unless the Company shall, within sixty
(60) days following such change or departure, fill such position or replace such employee with a qualified individual with comparable experience in the television broadcasting industry, provided, however, that the Company shall not offer any such qualified individual employment (i) without the prior written consent of the holders of sixty percent (60%) in interest of the Class B Founder Units purchased hereunder, on an as converted basis, which consent shall not be unreasonably withheld, and (ii) until he or she has executed an agreement to be subject to the provisions of Section 6.2 hereof. The Company also agrees to enforce the terms of the Employment Agreements and the Consulting Agreement of which the Lenders and the Investors are third party beneficiaries, and the vesting and repurchase provisions in the LLC Agreement.

       4.13 Annual Updates; Number of Members; Use of Proceeds; Regulatory Violation; Economic Impact Information Amendment.

              (a) As long as an SBIC Investor holds any Investor Units, Class B Founder Units or Debentures, the Company shall, on an annual basis, provide to such SBIC Investor the information required under 13 C.F.R. Section 107.620(b) and shall provide the information and access required by 13 C.F.R.
Section 107.620(c).

              (b) As long as an SBIC Investor holds any Investor Units, Class B Founder Units or Debentures, the Company shall notify such SBIC Investor:

                     (i) at least fifteen (15) days prior to taking any action after which the number of record holders of the Company's Membership Units would be increased from fewer than 50 to 50 or more;

                     (ii) of any other action or occurrence after which the number of record holders of the Company's Membership Units was increased (or would increase) from fewer than 50 to 50 or more, as soon as practicable after the Company becomes aware that such other action or occurrence has occurred or is proposed to occur.

       For purposes of this Agreement, an "SBIC Investor" shall mean the BancBoston or an Affiliate of the BancBoston that has been licensed as an SBIC and holds Investor Units, Class B Founder Units or Debentures of the Company;

              (c) Regulatory Violation. Upon the occurrence of a Regulatory Violation (as defined below) or in the event that any SBIC Investor determines in its reasonable good faith judgment that a Regulatory Violation has occurred, in addition to any other rights and remedies to which it may be entitled (whether under this Agreement or any other agreement), such SBIC Investor shall have the right, to the extent disposition is required under SBIC Regulations, to demand the immediate repurchase of all of the Investor Units, Class B Founder Units and/or Debentures owned by such SBIC Investor at a price equal to the purchase price paid for such Investor Units, Class B Founder Units and/or Debentures hereunder plus accrued interest and/or dividends by delivering written notice of such demand to the Company; provided, however, that, in the event of a Regulatory Violation, any SBIC Investor shall, prior to demanding the repurchase of all of the Investor Units, Class B Founder Units and/or Debentures owned by such SBIC Investor, use reasonable efforts to retain its investment in the Investor Units, Class B Founder Units and/or Debentures, including, without limitation, petitioning the SBA, pursuant to 13 C.F.R. Section 107.760(b), for its approval of such retention. The Company shall pay the purchase price for such Investor Units, Class B Founder Units and/or Debentures by a cashier's or certified check or by wire transfer of immediately available funds to such SBIC Investor within thirty (30) days after the Company's receipt of the demand notice, and, upon such payment, such SBIC Investor shall deliver the certificates, if any, evidencing the Investor Units, Class B Founder Units and/or Debentures being repurchased duly endorsed for transfer or accompanied by duly executed forms of assignment.

       For purposes of this Agreement, "Regulatory Violation" means a change in the principal business activity of the Company and its subsidiaries to an ineligible business activity (within the meaning of 13 C.F.R. Section 107.720), if such change occurs within one (1) year after the Initial Closing Date.

              (d) Economic Impact Information. Promptly after the end of each calendar year (but in any event prior to February 28 of each year), the Company shall deliver to all SBIC Investors a written assessment of the economic impact of the total investment by all SBIC Investors in the Company, specifying the full-time equivalent jobs created or retained in connection with the investment, the impact of the investment on the businesses of the Company in terms of expanded revenue and taxes, and the other economic benefits resulting from the investment, including but not limited to, technology development or commercialization, minority business development, urban or rural business development and expansion of exports, together with all other information reasonably requested by any SBIC Investor in order to provide the information required by 13 C.F.R. Section 107.630.


SECTION 5.  OPERATING AND REPORTING COVENANTS.

       The Company (which term shall be deemed to include, for purposes of this Section 5, any majority owned subsidiary or subsidiaries controlled by the Company) shall comply with the following covenants, from the date hereof and for so long as the Lenders and the Investors hold Debentures and Investor Units representing at least (i) thirty-five percent (35%) (determined on the basis of principal amount or Capital Contributions) of the Debentures and Investor Units issued at the Initial Closing and the First Subsequent Closing (ii) aggregate Non-Carry Distribution Percentages equal to or greater than fifty and one-tenth percent (50.1%) (determined on an as converted basis). Compliance with any of the following covenants may be waived, amended or modified by the prior written consent of the Consenting Holders.

       5.1 Financial Statements; Minutes. The Company shall maintain a system of accounts from which financial statements prepared in accordance with generally accepted accounting principles consistently applied can be derived, keep full and complete financial records and furnish to each of the Lenders and the Investors the following reports: (a) within 90 days after the end of each fiscal year, a copy of the consolidated and consolidating balance sheet of the Company and any subsidiaries as at the end of such year, together with statements of operations and cash flow of the Company for such year, audited by independent public accountants of recognized standing reasonably satisfactory to the Lenders and the Investors, prepared in accordance with GAAP consistently applied, and including in comparative form the corresponding figures for the prior fiscal period; (b) within 30 days after the end of each month, an unaudited consolidated and consolidating balance sheet of the Company and any subsidiaries as at the end of such month and unaudited statements of operations for the Company for such month and for the year to date, and including in comparative form the corresponding figures for the prior fiscal periods; (c) promptly after the same are available, copies of any financial statements and reports that the Company shall send or make available generally to any of its securityholders or any regulatory authority; (d) as soon as reasonably practicable after any meetings of the Board of Advisors of the Company, copies of the minutes of such meeting; (e) in connection with the annual financial statements delivered pursuant to clause (a) above, a certification from the Company's independent public accountants that there exists no default or Event of Default under this Agreement, or any set of facts or circumstances which, with the giving of notice or the passage of time or both, could constitute such a default or Event of Default and if there is a default, Event of Default or such a set of facts or circumstances, a certification from the President or Chief Financial Officer of the Company stating the relevant facts and the related consequences and what actions the Company proposes to remedy them; and (f) such other financial information as the Lenders or the Investors may reasonably request. With respect to any Pending Acquisition, prior to the closing thereof or the relevant Subsequent Closing, if any, the Company shall have furnished five year projections for such Pending Acquisition as well as Pending Acquisition Pro Formas. The Lenders and the Investors or their authorized representatives shall have the right to meet with the Company's independent auditors not less than once each year to discuss the financial condition and results of operation of the Company, its financial controls and the accounting principles applied in the preparation of its financial statements.

       5.2 Existence, Foreign Qualification and Conduct of Business. The Company will maintain and preserve in full force and effect its existence as a limited liability company. From and after June 1, 1997, the Company will qualify to do business in each jurisdiction in which such qualification is required and the failure to so qualify would have a material adverse effect on the financial condition or results of operations of the Company. The Company will continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith. The Company will use its best efforts to keep in full force and effect its existence as a limited liability company and all intellectual property rights owned by it and useful in its business.

       5.3 Payment of Taxes, Compliance with Laws, Etc. The Company shall file all tax returns and related forms and pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if not paid when due, might become a lien or charge upon its property or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established. The Company shall treat the Debentures as indebtedness for tax purposes, shall file all tax returns and related forms consistently with the treatment of the Debentures as indebtedness for tax purposes and shall not give effect to the conversion of such Debentures into Investor Units in any manner by the Lenders except in accordance with the terms hereof. The Company shall comply in all material respects with all laws and regulations applicable to its Stations and business, including all FCC laws, regulations and policies.

       5.4 Adverse Changes. The Company will promptly advise the Lenders and the Investors of any event which represents a material adverse change in the condition or prospects, financial or otherwise of the Company, or in the assets, liabilities, properties or business of the Company, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, could result in such a material adverse change.

       5.5 Insurance. The Company will keep its insurable properties insured, upon commercially reasonable terms, against liability, errors and omissions, and the perils of casualty, fire, business interruption, and extended coverage in amounts of coverage substantially similar to those customarily maintained by companies in the same or similar business, and of similar size, as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business, and of similar size. The Company shall not limit, amend, alter, modify or waive any director indemnification or exculpation provisions in its Certificate or in the LLC Agreement without prior written approval by the Lenders and the Investors of such action.

       5.6 Maintenance of Properties. The Company, in its reasonable discretion, will maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted.

       5.7 Employee Matters. The Company shall establish a long-term incentive employee benefit plan for the benefit of the managers of Stations acquired pursuant to the any acquisitions of Station Assets and intended to provide an incentive for performance in the operation of the Stations.

       5.8 Budget and Strategic Plan. The Company shall prepare and submit to the Lenders and the Investors a budget and strategic plan for the Company for each fiscal year of the Company at least 30 days prior to commencement of each fiscal year thereafter, commencing with the Company's 1997 fiscal year. The Company shall review the budget and strategic plan periodically with the Lenders and the Investors and shall promptly advise the Lenders and the Investors of all material changes therein and all material deviations therefrom.

       5.9 Pending Acquisition Documents, Additional Instruments and Assurance.

              (a) With respect to any Pending Acquisition, the Company shall deliver to each of the Lenders and the Investors, true and complete copies of all Pending Acquisition Documents.

              (b) The Company will make, execute, endorse, acknowledge and deliver to the Lenders and the Investors any amendments, modifications or supplements hereto or restatements hereof and any other agreements, instructions, financing statements, certificates or other documents, and take any and all such other actions, as may from time to time be reasonably requested by the Lenders and the Investors to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lenders and the Investors under this Agreement or the LLC Agreement, including specifically, at the cost and expense of the Company, the use of the Company's and Management's best efforts to assist in obtaining approval of any governmental authority for any action or transaction contemplated by this Agreement or the LLC Agreement then required by law.

       5.10 Management Rights.The Lenders and the Investors shall be entitled to consult with and advise Management on significant business issues with respect to the Company, including Management's proposed annual operating plans for the Company, and Management will meet with the Lenders and the Investors regularly during each year at the Company's facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans. The Lenders and the Investors may examine the books and records of the Company and inspect its facilities and request information at reasonable times and intervals concerning the general status of the financial condition and operation of the Company, and may request full information pertinent to any covenant, provision or condition hereof, provided that access to highly confidential proprietary information and facilities need not be provided. The Lenders agree to keep confidential all financial, marketing and other information with respect to the Company as to which confidentiality is requested. If any of the Lenders or the Investors are not represented on the Company's Board of Advisors, the Company shall invite a representative of such Lender or Investor to attend all meetings of its Board of Advisors and of any committees of the Board of Advisors, in a nonvoting observer capacity, and in this respect shall give such representative copies of all notices, minutes, consents, and other material that it provides to the members of its Board of Advisors. Any expenses incurred by the Lenders and the Investors in exercising their rights pursuant to this Section 5.10 shall be paid by the Company in accordance with Section 12.8 hereof. Notwithstanding anything in this Agreement to the contrary, the sole remedy of the Lenders and the Investors for any breach of this Section 5.10 shall be limited to specific performance.

       5.11 FCC Licenses. The Company shall file all necessary applications for renewal of, and shall preserve in full force and effect the FCC Licenses, and shall obtain all necessary waivers and permits in connection therewith. In the event that the Company learns of any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding before the FCC or the threat thereof (other than proceedings of general applicability to members of the television broadcast industry but excluding proceedings regarding the allocation of digital television channels), the Company shall promptly notify the Lenders and the Investors, of the same in writing and shall take all reasonable measures to contest in good faith or seek removal or rescission thereof. The Company and Management will comply in all material respects with all applicable filing and operating FCC Rules and Regulations and policies and all applicable provisions of the Communications Act, as amended, the Telecommunications Act of 1996 and all currently published FCC Rules and Regulations and policies, and the Company and Management will comply in all material respects with the terms of the FCC Licenses. The Company shall promptly furnish or cause to be furnished to the Lenders and the Investors copies of all applications, reports and filings filed by the Company with the FCC, copies of all petitions and motions filed by third parties with the FCC involving the Company, the Station or the FCC Licenses and material correspondence between the Company and the FCC.


SECTION 6.    SALES COVENANT AND FCC COOPERATION

       6.1 Sales Covenant. Notwithstanding anything in this Agreement to the contrary, following (i) the occurrence of any of the events set forth below (each a "Sales Event") and (ii) the receipt by the Company, of written notice from the Lenders and the Investors holding 60% or more of the Debentures and Investor Units then outstanding (determined on an as converted basis) directing that the Company is to be sold in accordance with this Section 6.1 (the "Sale Notice"), the Company shall use its best efforts to:
(a) enter into a signed purchase and sale agreement for the sale of the Company or its assets as soon as possible satisfactory to the Lenders and the Investors and yielding sufficient proceeds to satisfy in full Company's obligations on the Bank Debt, the High-Yield Debt, the Debentures, the Class B Founder Units, the Investor Units, and any Additional Securities or any other securities or instruments that any of the foregoing are convertible into or exchangeable for,
(b) timely file and diligently prosecute with the FCC all necessary assignment or transfer applications in connection therewith, and (c) close on such sale and purchase within four (4) months after execution of the applicable purchase and sale agreement; provided that if, despite the exercise of best efforts, the required FCC approval is not obtained within such four-month period, such period shall be extended for an additional four months:

              (i) the holders of any Indebtedness in the aggregate amount of $5,000,000 for money borrowed by the Company or any Subsidiary takes any action to accelerate any of its Indebtedness outstanding or to foreclose on collateral pledged in connection therewith relating to its Indebtedness;

              (ii) the Company fails to consummate the Put Closing pursuant to the terms of Section 1.5 within 150 days after the Put Notice is given;

              (iii) the Company breaches the EBITDA and Revenue covenant set forth in Section 4.4; or

              (iv) the Company breaches one or more of the other covenants set forth in Section 4 hereof or the LLC Agreement (including Section 3.03(c) and Section 3.04 thereof) and such default remains uncured for forty-five
       (45) days after receipt of written notice from any of the Investors and the Lenders.

       In the event the Company fails to enter into a signed purchase and sale agreement within sixty (60) days after the Sale Notice is given, or to close on any such purchase and sale agreement within four (4) months after the execution thereof, the Lenders and the Investors shall have the right to seek to take control, or appoint a receiver, trustee, transferee or other official to take control, of the Company and to consummate such transactions, subject to any necessary FCC approval.

       Each of the Company and the members of Management (the "Interested Parties") also acknowledge and agree that the Investors and the Lenders have the right in connection with this Section 6.1 hereof or Section 3.03(c) or Section
6.07 of the LLC Agreement to: (i) seek appointment of a receiver, trustee or similar official to effect the transactions contemplated by such provisions, including, without limitation, to seek from the FCC an involuntary assignment or transfer of control of each FCC License held by the Company or any of its Subsidiaries for the purpose of transferring control of such FCC Licenses to the Class B Founders, their designees or a purchaser; and (y) make a request, in any action in law or at equity to any court of competent jurisdiction that a representative of the Lenders and Investors or the clerk of the court or some other person be authorized to execute and file with the FCC any application requesting FCC approval for the involuntary assignment or transfer of control of all FCC Licenses issued to or held by the Company.

       6.2 FCC Cooperation. Each of the Interested Parties agrees to take any actions that the Lenders and the Investors may reasonably request in writing in order to enable the Lenders and the Investors to obtain and enjoy the full rights and benefits granted by this Agreement, the LLC Agreement and any of the related documents, including without limitation, the use of their best efforts (or, in the case of the Management, commercially reasonable efforts) consistent with the rules, regulations and policies of the FCC, to obtain the approval of the FCC for any action or transaction contemplated by this Agreement or the LLC Agreement, including any sale, transfer of control or exercise of voting rights under Section 6.1 hereof or Section 3.03(c) or Section 6.07 of the LLC Agreement for which such FCC action is then required or prudent. Such obligation shall specifically include the preparation, signing and filing, or causing to be prepared, signed and filed, with the FCC, the assignor's, transferor's or controlling person's application or applications for consent to the assignment of licenses or transfer of control thereof necessary or appropriate under the FCC's rules and regulations for approval of (i) any sale or transfer to the Lenders and/or the Investors or their respective designees of all or part of the membership interests in the Company or the assets and FCC Licenses of the Company, (ii) any assumption by the Lenders and/or the Investors or any designee thereof of voting and management rights pursuant to any pledge agreement relating to the membership interests in the Company and (iii) the conversion of the Debentures and the Investor Units in accordance to the terms of the LLC Agreement. None of the Interested Parties will take any action to obstruct, impede or infringe upon the Lenders' or the Investor's exercise and enforcement of their rights, benefits and remedies under this Agreement and any agreement related hereto, and each of the Interested Parties agree to cooperate fully with any and all actions taken by the Lenders and the Investors in good faith pursuant to this Agreement to exercise rights granted to them hereunder, including without limitation the cooperation and assistance in all proceedings, correspondence and other communications before or with the FCC or in connection with obtaining the approvals referred to above.

       Each of the Interested Parties acknowledge that the foregoing provisions are, inter alia, intended to ensure that during the term of this Agreement and upon the occurrence of any Event of Default, Sales Event or Voting Event, the Lenders and the Investors receive, to the fullest extent permitted by applicable law and governmental policy (including, without limitation, the rules, regulations and policies of the FCC), all rights necessary to exercise control over and/or sell the Station Assets (including all of the FCC Licenses); and to exercise all remedies available to them under this Agreement and the other agreements contemplated hereunder, the Uniform Commercial Code of Massachusetts or other applicable law. The Company and Management agree that irreparable damage would result if the provisions of this Section 6.2 are not specifically enforced, and that, therefore, the rights of the Lenders and the Investors and the obligations of the Company and Management may be enforced by a decree of specific performance issued by a court of competent jurisdiction and appropriate equitable relief or money damages may be applied for by the Lenders and the Investors and granted in connection therewith. The Company and Management further acknowledge and agree that, in the event of changes in law or governmental policy occurring subsequent to the date hereof that affect in any manner the Lenders' or the Investor's rights of access to, security interest in, or use or sale of, the

FCC Licenses, or the procedures necessary to enable the Lender to obtain such rights of access, use or sale, the parties hereto shall amend this Agreement and the agreements contemplated hereunder, in such manner as the Lenders and the Investors shall reasonably request, in order to provide such rights to the greatest extent possible, consistent with then-applicable law and governmental policy, provided that such modifications do not materially adversely affect the substantive economic rights of any other party hereto.

       None of the members of Management shall be deemed to be in breach of his obligations set forth above in this Section 6.2 (a "Cooperation Breach"), unless and until, the members of Management fail to fulfill any of their obligations hereunder after the first to occur of: (x) the failure of the members of Management to dispute the occurrence of a Sales Event in a written notice delivered to each of the Lenders and the Investors within fifteen (15) days after the date of any Sales Notice setting forth in reasonable detail the basis for such dispute and demanding that such dispute be resolved by binding, non-appealable arbitration in accordance with the provisions of Section 12.3 hereof and pursuant to procedures designed to render a decision within thirty
(30) days after the date of such written dispute notice (a "Sales Dispute Notice"); or (y) the rendering of an arbitration decision to the effect that a Sales Event has occurred. The costs of any arbitration proceeding hereunder shall be borne by the losing parties and, except for their right to issue a Sales Dispute Notice and arbitrate whether a Sales Event has occurred, the members of Management hereby waive any other rights they may have to contest the actions of the Lenders and the Investors hereunder. The Lenders and Investors shall not have any personal recourse to the members of Management for a Cooperation Breach, except to the extent of certain pledges of the Management's Membership Interests in the Company and provided that the Members of Management may be terminated without severance payments upon the occurrence of a Cooperation Breach and may withhold severance payments during the pendency of an arbitration proceeding hereunder. Notwithstanding anything herein to the contrary, the Lenders and the Investors shall not be precluded in any way from pursuing any of their rights under Section 6.1 hereof or elsewhere in this Agreement or the LLC Agreement as a result of the fact that a Cooperation Breach may not yet have occurred hereunder.

       The Interested Parties also acknowledge and agree that the Investors and the Lenders have the right in connection with Section 6.1 hereof or Section 3.03(c) or Section 6.07 of the LLC Agreement to seek appointment of a receiver, trustee, transferee or similar official to effect the transactions contemplated by this Agreement or the LLC Agreement, including, without limitation, to seek from the FCC an involuntary transfer of control of each FCC License held by the Company or the FCC License held by the Company or the Subsidiaries for the purpose of seeking a bona fide purchase to whom control will ultimately be transferred, and that the Investors and the Lenders are entitled to seek such relief and the Interested Parties agree not to object thereto on any grounds.

SECTION 7.    EVENTS OF DEFAULT; REMEDIES

       7.1 Events of Default.

       In each case of the happening of the following events (each of which is herein sometimes referred to as an "Event of Default"):

              (a) if a default occurs in the payment of any premium, installment of the principal of, interest on, or other obligation with respect to, the Debentures, whether at the due date thereof or upon acceleration thereof, and, solely in the case of any such default in the payment of interest, charges, fees or expenses, such default continues for more than five (5) days after the due date thereof;

              (b) if any representation or warranty of the Company or Management made herein or in any agreement executed in connection with, or in any schedule, certificate, financial statement or other instrument furnished in connection with, this Agreement shall prove to have been false or misleading when made in any material respect;

              (c) if a default occurs in the due observance or performance of any covenant, condition or agreement on the part of the Company or Management to be observed or performed pursuant to any of the provisions of this Agreement or the LLC Agreement and such default remains uncured for forty-five (45) days after written notice thereof has been delivered to the Company by the Lenders holding a majority of the Debentures then outstanding, or for such longer period if the default cannot reasonably be cured within such 45-day period and the Company is diligently pursuing cure of the default, but in no event for a period greater than 90 days after written notice thereof has been delivered by the Lenders and the Investors to the Company, provided, however, that if such default cannot be remedied, then such default shall be deemed to be an Event of Default as of the date of the occurrence thereof;

              (d) if the payment of any other Indebtedness of the Company for borrowed money in an aggregate amount in excess of $1,000,000 (including any Senior Debt or any High Yield Debt) is accelerated prior to the stated maturity thereof;

              (g) if the Company shall (i) discontinue its business, (ii) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation laws or statutes, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken for the purpose of effecting any of the foregoing;

              (h) there shall be filed against the Company an involuntary petition seeking reorganization of the Company or the appointment of a receiver, trustee, custodian or liquidator of the Company or a substantial part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect (any of the foregoing petitions being hereinafter referred to as an "Involuntary Petition"), which petition shall not have been dismissed within sixty (60) days of the date it was filed;

              (i) if final judgment(s) from a court of competent jurisdiction for the payment of money in excess of an aggregate of $1,000,000 shall be rendered against the Company and the same shall remain unstayed or undischarged for a period of thirty (30) consecutive days, during which time execution shall not be effectively stayed;

              (j) if there occurs any attachment of any property of the Company in an amount exceeding $1,000,000, which shall not be discharged or bonded within thirty (30) days of the date of such attachment; or

              (k) the Company shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material license at any time held by it, the loss, termination, suspension or revocation of which would have a material adverse effect on the operations of the Company taken as a whole or the Company's ability to perform its obligations under this Agreement;
then, upon each and every such Event of Default thereafter and during the continuance of any such Event of Default, and, upon the consent of all of the holders of the Debentures then outstanding, the Debentures shall immediately become due and payable upon written notice to the Company, both as to principal and interest, without presentment, demand, or protest, all of which are hereby expressly waived, anything contained herein or in the Debentures to the contrary notwithstanding (except in the case of an Event of Default under subsections (g) or (h) of this Section 7.1, in which event such Debentures shall automatically become due and payable).

       7.2 Remedies on Default, Etc. In case any one or more Events of Default shall occur and be continuing, each Lender and the Investors may proceed to protect and enforce their rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in this Agreement, or for an injunction against a violation of any of the terms hereof or thereof or in and of the exercise of any power granted hereby or thereby or by law. No right conferred upon the Lenders and the Investors hereby or the Debentures shall be exclusive of any other right referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The consent of all of the holders of Debentures shall be required in order for any of the Lenders to seek monetary remedies pursuant to this Section 7.2.

SECTION 8.     REPRESENTATIONS AND WARRANTIES OF THE LENDERS AND THE
               INVESTORS

       8.1 Representation of the Lenders and the Investors. In order to induce the Company to enter into this Agreement, the Lenders and the Investors hereby represent and warrant to and agree with the Company with respect to such Lenders' and the Investor's purchase of Debentures and the Investor Units, respectively, hereunder that as of the date hereof:

               (a) The execution of the Agreement has been duly authorized by all necessary action on the part of the Lenders and the Investors, and this Agreement has been duly executed and delivered, and constitutes a valid, legal and binding agreement of the Lenders and the Investors enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy and other laws of general application relating to creditor's rights or general principles of equity.

               (b) Each of the Lenders and the Investors is acquiring the Debentures and the Investor Units, respectively, for its own account, for investment, and not with a view to "distribution" thereof within the meaning of the Securities Act. The Lenders and the Investors have not been formed for the specific purpose of making the investment contemplated by this Agreement, the information concerning the state of residence of each Lender and of the Investors supplied to counsel for the Company is true and correct as of the date hereof and, the Lenders and the Investors are each an "accredited investor" as defined under the Securities Act and the regulations promulgated thereunder.

               (c) Each of the Lenders and the Investors understands that because the Debenture and the Investor Units, respectively, have not been registered under the Securities Act, it cannot dispose of any or all of them unless such are subsequently registered under the Securities Act or exemptions from such registration are available. Each of the Lenders and the Investors acknowledges and understands that, except as provided in the Registration Rights Agreement, it has no independent right to require the Company to register the Debentures or the Investor Units, that the Company has no intention to register the Debentures or the Investor Units, and that the Company may not accomplish a public offering of the Debentures or the Investor Units or the securities into which they are convertible.

               (d) Each of the Lenders and the Investors is knowledgeable and experienced in the making of investments in private enterprises, is able to bear the economic risk of loss of its investment in the Company, has been granted the opportunity to investigate the affairs of the Company, and has availed itself of such opportunity either directly or through its authorized representative.

               (e) Each of the Lenders and the Investors has been advised that the Debentures and the Investor Units have not been and are not being registered under the Securities Act or under the securities or "blue sky" laws of any jurisdiction and that the Company in issuing the Debentures and the Investor Units is relying upon, among other things, the representations and warranties of contained in this Section 8 in concluding that each such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act.

               (f) Each of the Lenders and the Investors have had access to or been supplied with all material information regarding the Company, its financial condition and historical results of operations, and all questions concerning the Company have been answered to its satisfaction.

SECTION 9.    INTERCREDITOR MATTERS

       The Company, the Lenders and the Investors hereby acknowledge and agree that the Lenders and the Investors shall execute and deliver a subordination agreement with the holders of Bank Debt and High-Yield Debt in form and substance reasonably satisfactory to such holders.


SECTION 10.  INDEMNIFICATION

              (a) The Company shall, to the full extent permitted by law, and in addition to any such rights which any Indemnified Party (as defined herein) may have pursuant to statute, the Company's Certificate, the LLC Agreement, or otherwise, indemnify and hold harmless the Lenders and the Investors (including their respective directors, officers, partners, employees and agents, "Indemnified Purchasers") and each Person (a "Controlling Person" and collectively with Indemnified Purchasers, the "Indemnified Parties") who controls any of them within the meaning of Section 15 of the Securities Act, or
Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages, expenses and liabilities, joint or several, including any investigation, legal and other expenses incurred in connection with the investigation, defense, settlement or appeal of, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted ("Losses" or "Loss"), to which they, or any of them, may become subject solely by reason of their status as a securityholder, creditor, director, agent, representative or controlling person of the Company, (including, without limitation, any and all Losses under the Securities Act, the Exchange Act, the SBIC Act, the SBIC Regulations or other federal or state statutory law or regulation, at common law or otherwise, which relates directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto); provided, however, that the Company will not be liable to the extent that such Loss arises from and is based on (i) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof, or (ii) income taxes due on the Debentures or the Investor Units. The indemnification and contribution provided for in this Section 10(a) will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, employee, agent or Controlling Person of the Indemnified Parties.

              (b) If the indemnification provided for in Section 10(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Lenders and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Lenders and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with the registration of the Company's securities, the relative benefits received by the Company, the Lenders and the Investors shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company, the Lenders and the Investors, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company, the Lenders and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Lenders and the Investors and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

       The Company, the Lenders and the Investors agree that it would not be just and equitable if contribution pursuant to this Section 10(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company's securities, in no event shall a Lender or the Investors be required to contribute any amount under this Section 10(b) in excess of the lesser of (i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Lender or the Investors or (ii) the proceeds received by such Lender or the Investors from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 10(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

              (c) Any Indemnified Party that proposes to assert the right to be indemnified under this Section 10 will, promptly after receipt of notice of commencement of any claim or action against such party in respect of which a claim is to be made against the Company under this Section 10, notify the Company of the commencement of such action, enclosing a copy of all papers served, but the omission so to notify the Company will not relieve the Company from any liability that the Company may have to any Indemnified Party under the foregoing provisions of this Section 10 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Company. The Indemnified Party will have the right to retain its own counsel in any such action and all fees, disbursements and other charges incurred in the investigation, defense and/or settlement of such action shall be advanced and reimbursed by the Company promptly as they are incurred; provided, however, that the Indemnified Party shall agree to repay any expenses so advanced hereunder if it is ultimately determined by a court of competent jurisdiction that the Indemnified Party to whom such expenses are advanced is not entitled to be indemnified as a matter of law; and provided further that so long as the Indemnified Party has reasonably concluded that no conflict of interest exists, the Company may assume the defense of any action hereunder with counsel reasonably satisfactory to the Indemnified Party. The Company shall not settle any action or claim for which indemnification is sought under this Section 10 without the prior written consent of the Indemnified Party, unless such settlement releases such Indemnified Party from liability without requiring any payment or other action (except executing documents) by such Indemnified Party.

SECTION 11.  DEFINITIONS

       Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

"Affiliate" shall mean, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by or is under common control with, the specified Person. The term Affiliate shall be deemed to include any investment funds in which a Lender or the Investors and/or one or more partners, managers, advisers or Affiliates thereof directly or indirectly serve as general partner, manager or in like capacity. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"Business Day" means any day other than a Saturday, Sunday or Massachusetts or Federal holiday.

"Capital Lease" means any lease of property (real, personal or mixed) which in accordance with generally accepted accounting principles consistently applied, would be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder should be disclosed in a note to such balance sheet as if so capitalized.

"EBITDA" means, as of the date of determination on a trailing twelve (12) month basis, the Company's consolidated gross revenues during such period, (excluding, to the extent included in gross revenues, (i) any revenues resulting from the exchange of advertising time for non-cash consideration, such as merchandise or services, (ii) any other non-cash income (including the cumulative effect of a change in accounting principles and extraordinary items) and (iii) any gains from sales, exchanges and other dispositions of property not in the ordinary course of business) minus any investment income, interest income and other non-operating income, minus any cash payments made in respect of Programing Obligations, minus operating expenses, corporate overhead and agency commissions for such period, plus amortization in respect of Programming Obligations for such period, all as determined in accordance with GAAP consistently applied.

"FCC" means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

"Governmental Authority" means and includes any court and any foreign, federal, state, municipal or other governmental or self-regulatory agency, organization, board, commission, bureau, instrumentality or department.

"Indebtedness" means with respect to any Person, (i) any liability, contingent or otherwise, of such Person (A) for borrowed money (whether or not recourse of the Investors is to the whole of the assets of such Person or only to a portion thereof), (B) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, (C) for any letter of credit or performance bond in favor of such Person, (D) for the payment of money relating to a capitalized lease obligation, or (E) any liability, contingent or otherwise, of such Person to any other Person for any purchase price associated with any acquisition of assets, business or otherwise (including any deferred purchase price, assumption of Indebtedness, noncompetition payments or other forms of consideration); (ii) any liability of others of the kind described in the preceding clause (i), which the Person has guaranteed or which is otherwise its legal liability, contingent or otherwise; (iii) any obligation secured by a Lien to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability; (iv) all other items (except items of capital stock, capital or paid-in surplus or of retaining earnings) which in accordance with generally accepted accounting principles, would be included as a liability on the balance sheet of such Person on the date of determination; and (v) any and all deferrals, renewals, extensions or refinancing of, or amendments, modifications of supplements to, any liability of the kind described in any of the preceding clauses (i), (ii), (iii) or (iv).

"Lien" means any interest in, or claim against, property relating to an obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to any security interest, lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes, any rights of first refusal, charges, claims, liabilities, limitations, conditions, restrictions or other adverse claims; provided, however, that "Lien" shall not include the interest retained by the lessor under a lease which is not a Capital Lease. For the purposes of this Agreement, the Company shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person or entity for security purposes and such retention or vesting shall be deemed to be a Lien.

"Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, unincorporated organization, limited liability company, and other entity or organization of any kind or any government or any agency or political subdivision thereof.

"Programming Obligations" means all direct or indirect monetary liabilities, contingent or otherwise, with respect to contracts for television broadcast rights relating to television series or other programs produced or distributed for television release.

"Property" means all types of real, personal, or mixed property and all types of tangible or intangible property.

"Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit F, dated as of the date hereof, by and between the Company and the Lenders and the Investors, as amended, supplemented or modified from time to time.

"Revenue" means, for any fiscal period, the net revenues of the Company, on a consolidated basis, as determined in accordance with GAAP.

"Securities Act" means the Securities Act of 1933 and the rules and regulations promulgated thereunder, each as amended from time to time.

"Senior Debt" means the aggregate principal amount of any indebtedness for money borrowed and other amounts due in respect thereof in accordance with the provisions of Sections 4.1(f) and (g).

"Tax" means any federal, state, local, or foreign income, gross receipts, capital stock, franchise, profits, windfall profits, withholding, payroll, social security (or similar), unemployment, disability, real property, personal property, excise, occupation, sales, use, transfer, value added, alternative minimum, environmental, customs, duties, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

"Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

       The following terms shall have the meanings assigned to them in the provisions of this Agreement referred to below:

1940 Act - Section 2.18
Additional Securities - Section 1.4(a)
Allen - Preamble
ALTA VI - Preamble
ALTA INC. - Preamble
ALTA S by S - Preamble
ALTA SDP - Preamble
Asset Purchase Agreement - Section 2.7
BancBoston - Preamble
Bank Debt - Section 4.1(f)
Capital Expenditures - Section 4.3
CEA - Preamble
CEA INC. - Preamble
Certificate - Section 2.1
Co-Sale Option - Section 1.8
Class B Founder Units - Section 1.1
Code - Section 2.14
Communications Act - Section 2.9
Company - Preamble
Consenting Holders - Section 4
Controlling Person - Section 10(a)
Co-Sale Option - Section 1.8(a)
Debentures - Preamble
Employee Program - Section 2.19
Environmental Law - Section 2.22

Equity Interest - Section 4.6
ERISA - Section 2.19
Event of Default - Section 7.1
Exchange Act - Section 10(a)
First Subsequent Closing - Section 1.1(c)
FCC Licenses - Section 2.9
GAAP - Section 2.10
Gealy - Preamble
Hazardous Material - Section 2.22
Hazardous Waste - Section 2.22
High-Yield Debt - Section 4.1(g)
Indemnified Parties - Section 10(a)
Indemnified Purchasers - Section 10(a)
Independent Appraiser - Section 1.5
Initial Closing Date - Section 1.1(a)
Initial Closing - Section 1.1(a)
Initial Investors - Section 1.1(a)
Initial Lenders - Section 1.1(a)
Intellectual Property - Section 2.16
Interest - Section 1.2(a)
Investors - Preamble
Investor Units - Preamble
Involuntary Petition - Section 7.1(h)
IRS - Section 2.14
Kellner - Preamble
Lenders - Preamble
Licenses - Section 2.8
LLC Agreement - Section 1.1(a)
Loss or Losses - Section 10(a)
Management - Preamble
Management Agreement - Section 2.7
Material Agreements - Section 2.15
Membership Interest - Section 1.4(a)
Net Equity Value - Section 1.5
Offer Notice - Section 12.2(b)
Offered Securities - Section 12.2(b)
Oregon Acquisition - Section 1.1(b)
PCBs - Section 2.22
Pending Acquisition - Section 2.2
Pending Acquisition - Section 1.4(a)
Pending Acquisition Documents - Section 2.7(c)
Pending Acquisition Pro Formas - Section 1.4(a)
Pension Plan - Section 2.19 Permitted Indebtedness - Section 4.1(b) Proposed Transferee - Section 12.2(b)
Purchase Price - Section 1.1(a)

Put Closing - Section 1.5(c)
Put Notice - Section 1.5
Put Parties - Section 1.5
Put Price - Section 1.5
Put Option - Section 1.5
Regulatory Violation - Section 4.14(c)
Sale Notice - Section 6.1
Sale Transaction - Section 1.5
Sales Offer - Section 1.4(a)
Sales Event - Section 6.1
SBA - Section 2.28
SBIC Act - Section 2.28
SBIC Act - Section 4.6
SBIC Investor - Section 4.14
SBIC Regulations - Section 2.28
Selling Member - Section 1.8
Station Acquisitions - Preamble
Station Assets - Preamble
Station - Section 2.9
Stations - Preamble
Subsequent Closing - Section 1.4(a)
Taxes - Section 2.14
Transferor - Section 12.2(b)
WB - Section 2.27
WB Network - Preamble

Defined terms not otherwise defined herein shall have the meanings ascribed to them in the LLC Agreement.


SECTION 12.  GENERAL

       12.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company and any of the Lenders or the Investors and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision; provided, however, that except as otherwise provided herein or therein, changes in or additions to, and any consents required by, or requests or demands made pursuant to, this Agreement may be made, and compliance with any term, covenant, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) by a written instrument or instruments signed by the Company and a majority interest of both the Investors and the Lenders; provided, however, that any provisions in this Agreement which require a greater or different percentage of the Lenders and/or the Investors for any waiver or consent may be amended if such greater or different percentage of Lenders and/or Investors also agree in writing.

       12.2 Survival of Covenants; Assignability of Rights.

                (a) All covenants, agreements, representations and warranties of the Company made herein and to be performed prior to or at the Initial Closing and Subsequent Closings, if any, and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Lender or to the Investors pursuant to the terms of this Agreement shall survive the delivery of the Debentures and the sale of the Investor Units and shall bind the Company's successors and assigns, whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Lenders' and Investor's successors and assigns and to transferees of the Debentures and the Investor Units (or any securities received upon conversion thereof), whether so expressed or not. Upon the consummation of an initial public offering by the Company which has been consented to by the Lenders and the Investors and in connection with which the Debentures and the Investor Units are converted into common stock in accordance with Section 7.01 of the LLC Agreement, all of the provisions of this Agreement shall terminate and be of no further force and effect, except that the provisions of Sections 5.1 and 10 shall survive after such conversion; provided that any financial information provided to the Lenders and the Investors after an initial public offering should be limited to the information provided to other public shareholders, unless otherwise requested by any of the Lenders or the Investors. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, all representations and warranties of the Company contained or referenced in Section 2 hereof shall survive only for a period of two (2) years from the later of (i) Initial Closing Date and
(ii) the date of each Subsequent Closing, if any, and any claim based upon any misrepresentations or breach of warranty by the Company under Section 2 must be made within such period.

                (b) Except as provided in Section 4.13 of this Agreement and
Section 6.04 of the LLC Agreement, the Class B Founder Units and Debentures ("Offered Securities") may only be Transferred (as such term is defined in the LLC Agreement) by the holder thereof (the "Transferor") if such Transferor first offers to sell such Offered Securities to the other Lenders and the Investors in a written notice stating its intent to Transfer such Offered Securities and the terms of such Transfer (the "Offer Notice"). Any Lender and/or Investors desiring to purchase such Offered Securities (a "Proposed Transferee") shall give written notice, within thirty (30) calendar days from the date of the Offer Notice. The Lenders and/or the Investors may purchase any or all of such Offered Securities, with each of the Lenders and/or Investors having a right to purchase its pro rata share, equal to (x) the principal amount of the Debentures plus the total capital contribution for all Membership Units held by such Investor and/or Lender (y) divided by the total principal amount of all outstanding Debentures plus the total capital contribution for all Membership Units held by the Investors and Lenders, with a right of over-allotment. The closing of the purchase of the Offered Securities pursuant hereto shall take place on a date not less than ten (10) days nor more than thirty (30) days after expiration of the thirty-day period following the Offer Notice. Any Offered Securities not purchased by the other Lenders and Investors may be sold to an unaffiliated third party who is reasonably acceptable to a majority in interest of the other Lenders and Investors within ninety (90) days following the expiration of the above-referenced thirty-day period on terms no more favorable to the transferee than those set forth in the Offer Notice and subject to compliance with, Section 12.2(c) below

                (c) In the event that the Lenders and the Investors right of first offer to purchase all of any Offered Securities is not exercised in full, then such Transfer(s) shall be subject to compliance with Section 6.06 of the LLC Agreement and the foregoing terms of this Section 12.2(c) shall not apply to such Transfer(s).

       12.3 Governing Law; Limitation of Litigation; Dispute Resolution. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

                (a) The parties to this Agreement hereby agree that any dispute relating to, or arising from, the terms or conditions of this Agreement shall, within thirty (30) days after good faith negotiation among the parties to this Agreement, be submitted to J.A.M.S./Endispute, Inc. ("Endispute") for final and binding arbitration pursuant to Endispute's Arbitration Rules, and Endispute's determination shall be made within thirty (30) days of being submitted. Any such arbitration shall be conducted in Boston, Massachusetts. Except as provided in
Section 6, the costs of such proceedings shall be borne as determined by Endispute.

                (b) Subject to the provisions of Section 12.3 (a) above, each of the Company, the Lenders, the Investors and Management hereby agrees that the state and federal courts of The Commonwealth of Massachusetts shall have jurisdiction to hear and determine any claims or disputes between the Lenders, the Investors and the Company pertaining directly or indirectly to the enforcement of any arbitration determinations or awards relating to this Agreement and all documents, instruments and agreements executed pursuant hereto, or to any matter arising therefrom (unless otherwise expressly provided for therein). To the extent permitted by law, the Company hereby expressly submit and consent in advance to such jurisdiction in any action or proceeding commenced by the Lenders and/or the Investors in any of such courts, and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to the Company at the address to which notices are to be sent pursuant to this Agreement. Each of the Company, the Investors, the Lenders and Management waives any claim that Boston, Massachusetts is an inconvenient forum or an improper forum based on lack of venue. The choice of forum set forth in this Section 12.3 shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action to enforce the same in any other appropriate jurisdiction. Nothing herein shall be deemed to limit the right of the Company to remove any proceeding to federal court if such court has jurisdiction.

       12.4 Section Headings. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof.

       12.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

       12.6 Notices and Demands. Any notice or demand which, by any provision of this Agreement or any agreement, document or instrument executed pursuant hereto or thereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes when delivered in hand, by facsimile transmission with receipt acknowledged or by express delivery providing receipt of delivery, to the following addresses and numbers:

       To the Lenders:            Alta Communications VI, L.P.
                                  Alta-Comm S by S, LLC
                                  Alta Subordinated Debt Partners III, L.P.
                                  Alta Acme, Inc.
                                  c/o Alta Communications, Inc.
                                  One Post Office Square
                                  Boston, MA  02109
                                  Attn:  Brian W. McNeill

                                  CEA Capital Partners USA, L.P.
                                  CEA Acme, Inc.
                                  17 State Street
                                  35th Floor
                                  New York, NY 10004
                                  Attn:  James Collis

       With copies to:            Goodwin, Procter & Hoar  LLP
                                  Exchange Place
                                  Boston, MA  02109
                                  Facsimile:  (617) 570-8150
                                  Attn:  John J. Egan III, Esq.

                                  TCW Leveraged Income Trust, L.P.
                                  c/o Trust Company of the West
                                  11100 Santa Monica Boulevard
                                  Suite 2000
                                  Los Angeles, CA 90025

       With copies to:            O'Melveny & Myers
                                  400 South Hope Street
                                  Los Angeles, CA 90071
                                  Attn: Kathryn Sanders, Esq.

       To the Investors:          BancBoston Ventures Inc.
                                  175 Federal Street
                                  Boston, MA 02110
                                  Attn:  Lars Swanson

       With copies to:            Goodwin, Procter & Hoar  LLP

                                  Exchange Place
                                  Boston, MA  02109
                                  Facsimile:  (617) 570-8150
                                  Attn:  John J. Egan III, Esq.

                                  TCW Shared Opportunities Fund II, L.P.
                                  LINC ACME, Corporation
                                  c/o Trust Company of the West
                                  11100 Santa Monica Boulevard
                                  Suite 2000
                                  Los Angeles, CA 90025
                                  Attn: Darryl Schall

       With copies to:            O'Melveny & Myers
                                  400 South Hope Street
                                  Los Angeles, CA 90071
                                  Attn: Kathryn Sanders, Esq.

       To the Company:            c/o ACME Television Holdings, LLC
                                  West Oak Street
                                  Burbank, CA 91505
                                  Attn: Jamie Kellner

       With a copy to:            Dickstein Shapiro Morin & Oshinsky LLP
                                  2101 L Street, N.W.
                                  Washington, D.C.  20037
                                  Attn:  Lewis J. Paper, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose of receiving notice hereunder.

       12.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

       12.8 Expenses. The Company shall pay all costs and expenses that it incurs (including, without limitation, those of its accountants and lawyers) with respect to the negotiation, execution, delivery, performance and enforcement of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto. At the Initial Closing (and any Subsequent Closing), the Company will reimburse the Lenders and the Investors for all out-of-pocket costs and expenses incurred with respect to the negotiation, execution, delivery and performance of this Agreement and the agreements, documents and instruments contemplated hereby or executed pursuant hereto and any amendments or modifications to this Agreement or such other agreements, documents or instruments, including the reasonable legal fees and disbursements for the professional services of Goodwin, Procter & Hoar LLP, as special counsel for the Lenders and the Investors, or such other counsel reasonably acceptable to a majority in interest of the Lenders and Investors, including in connection with any Pending Acquisitions, and, with respect to SBIC issues only, Ropes & Gray, special counsel to the SBIC Investor, and including travel, accounting and other fees incurred in connection with their due diligence with respect to the Oregon Acquisition or to any Pending Acquisitions. Upon and after the Initial Closing, the Company shall reimburse the Lenders and the Investors for all out-of-pocket costs thereafter incurred by them on account of any filing fees, transfer taxes or documentary stamp taxes due on account of the issuance of the Debentures, the Investor Units or any securities into which they are convertible, or in connection with their attendance at Board of Advisors meetings or committee meetings as provided in Section 5.10, or enforcement of this Agreement, and the agreements, documents and instruments contemplated hereby or executed pursuant hereto.

       12.9 Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein and any other instruments, documents or agreements executed or delivered herewith on the date hereof, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. In the event and to the extent that the terms of any provision of this Agreement conflict with the terms of any provision in the LLC Agreement, the provision in the LLC Agreement shall be deemed to supersede the provision in this Agreement.

       12.10 No Event of Default. The Company hereby represents and warrants that there has been no Event of Default since June 30, 1997 to the date hereof.


                                  [End of Text]

      IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Investment and Loan Agreement as of the day and year first above written.

                    ACME TELEVISION HOLDINGS, LLC


                    By:   /s/ Douglas E. Gealy
                          ------------------------------------
                    Name: Douglas E. Gealy
                    Title: President and COO


                    ALTA COMMUNICATIONS VI, L.P.
                    By:   Alta Communications VI
                          Management Partners, L.P.,
                          its general partner


                    By:   /s/ Brian McNeill
                          ------------------------------------
                    Name: Brian McNeill
                    Title: General Partner


                    ALTA COMM S BY S, LLC


                    By:   /s/ Brian McNeill
                          ------------------------------------
                          A member


                    ALTA SUBORDINATED DEBT PARTNERS III, L.P.
                    By: Alta Subordinated Debt Management III, L.P., its General Partner


                    By:   /s/ Brian McNeill
                          ------------------------------------
                    Name: Brian McNeill
                    Title: General Partner


                    ALTA ACME, INC.


                    By:   /s/ Brian McNeill
                          ------------------------------------
                    Name: Brian McNeill
                    Title: President

                    CEA CAPITAL PARTNERS USA, L.P.
                    By:   CEA Management Corp.,
                          its authorized representative


                    By:   /s/ James J. Collis
                          ------------------------------------
                    Name: James J. Collis
                    Title: Executive Vice President


                    CEA ACME, INC.


                    By:   /s/ James J. Collis
                          ------------------------------------
                    Name: James J. Collis
                    Title: President


                    BANCBOSTON VENTURES INC.


                    By:   /s/ Lars A. Swanson
                          ------------------------------------
                    Name: Lars A. Swanson
                    Title: Vice President

                TCW SHARED OPPORTUNITY FUND II, L.P.

                By TCW Investment Management Company, as General
                Partner



                By:
                      ------------------------------------
                      Name:
                      Title:



                By:
                      ------------------------------------
                      Name:
                      Title:


                TCW LEVERAGED INCOME TRUST, L.P.

                By TCW Investment Management Company, its
                Investment Manager



                By:
                      ------------------------------------
                      Name:
                      Title:


                By:
                      ------------------------------------
                      Name:
                      Title:


                TCW Advisers (Bermuda), Ltd., as General Partner



                By:
                      ------------------------------------
                      Name:
                      Title:

                                  LINC ACME, Inc.



                                  By:
                                        ------------------------------------
                                        Name:
                                        Title:

                   SOLELY FOR PURPOSES OF SECTIONS 6 AND 12.3:


                                  /s/ Jamie Kellner
                                  ------------------------------------
                                  Jamie Kellner, individually


                                  /s/ Douglas Gealy
                                  ------------------------------------
                                  Douglas Gealy, individually


                                  /s/ Thomas Allen
                                  ------------------------------------
                                  Thomas Allen, individually

                                                Schedule I



                           Principal Amount      Capital Contribution   Capital Contribution
                             of Debentures        for Investor Units      for Founder Units        Future
                           Purchased at the        Purchased at the       Purchased at the        Financing
           Name            Initial Closing         Initial Closing         Initial Closing       Percentage
           ----            ---------------         ---------------         ---------------       ----------
Alta Communications
VI, L.P.                     $5,035,381.60                                                         24.44%

Alta Subordinated Debt
Partners III, L.P.            1,716,666.67                                                          8.33%

Alta-Comm S by S, LLC           114,618.40                                                          0.56%

Alta Acme, Inc.                                                             $133,333.33

BancBoston                       1,000,000           $5,866,666.66           133,333.34            33.33%
Ventures, Inc.

CEA Capital Partners          6,866,666.67                                                         33.33%
USA, L.P.

CEA Acme, Inc.                                                               133,333.33

             TOTAL:         $13,733,333.34           $5,866,666.66          $400,000.00              100%

                                   Schedule II



                           Principal Amount      Capital Contribution   Capital Contribution
                             of Debentures        for Investor Units      for Founder Units
                           Purchased at the        Purchased at the       Purchased at the
           Name           Subsequent Closing      Subsequent Closing     Subsequent Closing
           ----           ------------------      ------------------     ------------------
Alta Communications
VI, L.P.                     1,924,933.50

Alta Subordinated Debt
Partners III, L.P.             656,250.00

Alta-Comm S by S, LLC           43,816.50

Alta Acme, Inc.

BancBoston                                            $2,625,000.00
Ventures, Inc.

CEA Capital Partners         $2,625,000.00
USA, L.P.

TCW Shared Opportunity
Fund II, L.P.                                          1,590,878.92         $ 33,333.34

TCW Leveraged Income
Trust, L.P.                 $4,772,636.75

LINC Acme, Corporation                                                      $100,000.00

             TOTAL:         $10,022,636.75            $4,215,878.92         $133,333.34

                                       60

                                                 Schedule III



                        Total Principal Amount    Total Capital Contribution   Total Capital Contribution
                             of Debentures           for Investor Units            for Founder Units
                           Purchased at the           Purchased at the             Purchased at the             Future
                        Initial Closing and the    Initial Closing and the      Initial Closing and the        Financing
           Name        First Subsequent Closing    First Subsequent Closing     First Subsequent Closing       Percentage
           ----        ------------------------    ------------------------     ------------------------       ----------
Alta Communications
VI, L.P.                      $6,960,315.10                                                                     16.00%

Alta Subordinated Debt
Partners III, L.P.             2,372,916.67                                                                      5.45%

Alta-Comm S by S, LLC            158,434.90                                                                      0.36%

Alta Acme, Inc.                                                                  $133,333.34                     0.31%

BancBoston                     1,000,000.00             $8,491,666.66             133,333.34                    22.13%
Ventures, Inc.

CEA Capital Partners           9,491,666.67                                                                     21.82%
USA, L.P.

CEA Acme, Inc.                                                                    133,333.34                     0.31%

TCW Shared Opportunity                                   1,590,878.92              33,333.34                     3.37%
Fund II, L.P.

TCW Leveraged Income
Trust, L.P.                    4,772,636.75                                                                     10.97%

LINC Acme, Corporation                                                            100,000.00                     0.23%


             TOTAL:          $24,755,970.09            $10,082,545.58            $533,333.36                    81.31%

                                       61